UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CREE, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Cree, Inc.:

The 2007 Annual Meeting of Shareholders of Cree, Inc. will be held at the offices of the corporation at 4425 Silicon Drive, Durham, North Carolina 27703, on Thursday, November 1, 2007, at 10:00 a.m. local time, to consider and vote upon the following matters and to transact such other business as may be properly brought before the meeting:

•	Proposal No. 1—Election of seven directors

•	Proposal No. 2—Approval of amendments to the 2004 Long-Term Incentive Compensation Plan

•	Proposal No. 3—Ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending June 29, 2008

All shareholders are invited to attend the meeting in person. Only shareholders of record at the close of business on September 4, 2007 are entitled to notice of and to vote at the meeting.

By order of the Board of Directors,

Adam H. Broome

Secretary

Durham, North Carolina

September 17, 2007

IMPORTANT:    Whether or not you plan to attend the meeting in person, please submit voting instructions for your shares promptly using the directions on your proxy card to vote by one of the following methods: (1) by telephone, by calling the toll-free telephone number printed on your proxy card; (2) over the Internet, by accessing the website address printed on your proxy card; or (3) by marking, dating and signing your proxy card and returning it in the accompanying postage-paid envelope.

CREE, INC.

PROXY STATEMENT

MEETING INFORMATION

The Board of Directors of Cree, Inc., or the Company, is asking for your proxy for use at the 2007 Annual Meeting of Shareholders and any adjournments of the meeting. The meeting will be held at our offices at 4425 Silicon Drive, Durham, North Carolina 27703, on Thursday, November 1, 2007, at 10:00 a.m. local time, to conduct the following business and such other business as may be properly brought before the meeting: (1) election of seven directors; (2) approval of amendments to the 2004 Long-Term Incentive Compensation Plan, or the LTIP; and (3) ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending June 29, 2008.

The Board of Directors recommends that you vote FOR the election of the director nominees listed in this proxy statement, FOR approval of the amendments to the LTIP, and FOR ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending June 29, 2008.

We intend to mail our 2007 Annual Report, this proxy statement and the accompanying proxy card to shareholders beginning on or about September 20, 2007. The annual report and proxy statement will also be available on the Internet at www.cree.com/annualmeeting. The annual report is not part of our proxy soliciting materials.

VOTING PROCEDURES

Who Can Vote

Only shareholders of record of the Company at the close of business on September 4, 2007 are entitled to vote at the meeting and any adjournments of the meeting. At that time, there were 85,122,821 shares of the Company’s common stock outstanding, each of which is entitled to one vote on each matter submitted to a vote at the meeting. The common stock is the only class of securities of the Company that has the right to vote at the meeting.

How You Can Vote

You may vote shares by proxy or in person using one of the following methods:

•

Voting by Telephone. You can vote using the directions on your proxy card by calling the toll-free telephone number printed on the card. The deadline for voting by telephone is Wednesday, October 31, 2007, at 11:59 p.m. Eastern time. If you vote by telephone, you need not return your proxy card.

•

Voting by Internet. You can vote over the Internet using the directions on your proxy card by accessing the website address printed on the card. The deadline for voting over the Internet is Wednesday, October 31, 2007 at 11:59 p.m. Eastern time. If you vote over the Internet, you need not return your proxy card.

•

Voting by Proxy Card. You can vote by completing and returning your signed proxy card. To vote using your proxy card, please mark, date and sign the card and return it by mail in the accompanying postage-paid envelope. You should mail your signed proxy card sufficiently in advance for it to be received by Wednesday, October 31, 2007.

•

Voting in Person. You can vote in person at the meeting if you are the record owner of the shares to be voted. You can also vote in person at the meeting if you present a properly signed proxy that authorizes you to vote shares on behalf of the record owner. If a broker, bank, custodian or other nominee holds your shares, to vote in person at the meeting you must present a letter or other proxy appointment, signed on behalf of the broker or nominee, granting you authority to vote the shares.

How You Can Revoke Your Proxy and Change Your Vote

You can revoke your proxy and change your vote by (1) attending the meeting and voting in person, (2) delivering written notice of revocation of your proxy to the Secretary at any time before voting is closed, (3) timely submitting another signed proxy card bearing a later date or (4) timely submitting new voting instructions by telephone or over the Internet as described above.

How Your Proxy Will Be Voted

If you timely submit your proxy by telephone, over the Internet or by proxy card as described above and have not revoked it, your shares will be voted or withheld from voting in accordance with the voting instructions you gave. If you timely submit your proxy without giving contrary voting instructions, your shares will be voted “FOR” election of the director nominees listed in this proxy statement, “FOR” approval of the amendments to the LTIP, and “FOR” ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending June 29, 2008.

How You Can Vote Shares Held by a Broker or Other Nominee

If a broker, bank, custodian or other nominee holds your shares, you may have received a voting instruction form with this proxy statement instead of a proxy card. The voting instruction form is provided on behalf of the broker or other nominee to permit you to give directions to the broker or nominee on how to vote your shares. Please refer to the voting instruction form or contact the broker or nominee to determine the voting methods available to you.

Quorum Required

A quorum must be present at the meeting before business can be conducted. A quorum will be present if a majority of the shares entitled to vote are represented in person or by proxy at the meeting. Shares represented by a proxy with instructions to withhold authority to vote or to abstain from voting on any matter will be considered present for purposes of determining the existence of a quorum. Shares represented by a proxy as to which a broker, bank, custodian or other nominee has indicated that it does not have discretionary authority to vote on any matter (sometimes referred to as a “broker non-vote”) will also be considered present for purposes of determining the existence of a quorum.

Vote Required

Directors will be elected by a plurality of the votes cast. Thus the seven nominees who receive the most votes will be elected to fill the available positions. Shareholders do not have the right to vote cumulatively in electing directors. Withholding authority in your proxy to vote for a nominee will result in the nominee receiving fewer votes.

The proposed amendments to the LTIP and ratification of the appointment of Ernst & Young LLP as independent auditors for fiscal 2008 will be approved if the votes cast for approval exceed the votes cast against approval.

Abstentions and broker non-votes will not be counted for purposes of determining whether these proposals have received sufficient votes for approval.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Nominees for Election as Directors

All seven of the persons nominated for election to the Board of Directors at the annual meeting are currently serving as directors of the Company. The Company is not aware of any nominee who will be unable or will decline to serve as a director. If a nominee becomes unable or declines to serve, the accompanying proxy may be voted for a substitute nominee, if any, designated by the Board of Directors. The term of office of each person elected as a director will continue until the later of the next annual meeting of shareholders or until such time as his successor has been duly elected and qualified.

The following table lists the nominees for election and information about each.

Name	Age	Principal Occupation and Background	Director Since
Charles M. Swoboda	40	Mr. Swoboda has served as Chairman of the Board of Directors of the Company since April 2005, as Chief Executive Officer since June 2001, as a member of the Board of Directors since October 2000 and as President since January 1999. He was Chief Operating Officer of the Company from 1997 to June 2001 and Vice President for Operations from 1997 to 1999. Prior to his appointment as Vice President for Operations, Mr. Swoboda served as Operations Manager from 1996 to 1997, as General Manager of the Company’s former subsidiary, Real Color Displays, Incorporated, from 1994 to 1996 and as LED Product Manager from 1993 to 1994. He was previously employed by Hewlett-Packard Company.	2000

John W. Palmour, Ph.D.	46	Dr. Palmour, one of the Company’s founders, has been a member of the Board of Directors since October 1995 and has served as the Company’s Director of Advanced Devices since 1995 and as an Executive Vice President since August 2002. As Executive Vice President for Advanced Devices, Dr. Palmour is responsible for all aspects of the Company’s wide bandgap radio frequency, microwave and power switching device businesses and also manages the Company’s contract research programs. He previously served on the Board of Directors from 1992 to 1993.	1995

Dolph W. von Arx	73	Mr. von Arx has been a member of the Board of Directors since October 1991 and has served as Lead Independent Director since April 2005. He is the former Chairman, President and Chief Executive Officer of Planters Lifesavers Company, an affiliate of RJR Nabisco, Inc. Since his retirement from Planters Lifesavers Company in 1991, Mr. von Arx served as non-executive Chairman of Morrison Restaurants Inc., a publicly-held family dining business, from 1996 to 1998, and is currently a director of Northern Trust of Florida Corp., Hospital Partners of America, Inc. and Aqua-Scent, Inc.	1991

James E. Dykes	69	Mr. Dykes has served on the Board of Directors since January 1992. He was formerly President and Chief Executive Officer of Signetics Company, a semiconductor manufacturer and wholly-owned subsidiary of North American Philips Corporation, from 1989 until his retirement in 1993, and served as the first President and Chief Executive Officer of Taiwan Semiconductor Manufacturing Company Ltd., a semiconductor foundry, from 1987 to 1988.	1992

Name	Age	Principal Occupation and Background	Director Since
Clyde R. Hosein	48	Mr. Hosein has been a member of the Board of Directors since December 2005. Since 2003, he has served as Vice President and Chief Financial Officer of Integrated Device Technology, Inc., a leading provider of essential mixed-signal semiconductor solutions that enrich the digital media experience. He previously served as Senior Vice President, Finance and Administration and Chief Financial Officer of Advanced Interconnect Technologies, a semiconductor assembly and test company, from 2001 to 2003. He has also held other senior level financial positions, including the role of Chief Financial Officer at Candescent Technologies, a developer of flat panel display technology. Early in his career he spent 14 years in financial and engineering roles at IBM Corporation.	2005

Harvey A. Wagner	66	Mr. Wagner has served on the Board of Directors since February 2004. He is currently Managing Principal of the H. A. Wagner Group, LLC, an investment and consulting firm based in White Plains, New York. He previously served as President and Chief Executive Officer of Quovadx, Inc., a global software and services company, from October 2004 to July 2007, and as a member of its Board of Directors from April 2004 to July 2007. He served as its Acting President and Chief Executive Officer from May 2004 to October 2004. Prior to joining Quovadx, Mr. Wagner served as Executive Vice President and Chief Financial Officer of Mirant Corporation, an energy company, from January 2003 to April 2004, and as Executive Vice President of Finance, Secretary, Treasurer and Chief Financial Officer of Optio Software, Inc., a software provider, from February 2002 to December 2002. From May 2001 to January 2002, he performed independent consulting services for various corporations. He was Chief Financial Officer, General Manager and Chief Operating Officer for PaySys International, Inc., a provider of financial payment processing applications, from December 1999 to April 2001. He also served as Executive Vice President of Finance and Administration and Chief Financial Officer for Premiere Technologies, Inc. from April 1998 to September 1999. He is currently a director of FormFactor, Inc.	2004

Thomas H. Werner	47	Mr. Werner has been a member of the Board of Directors since March 2006. He has served as Chief Executive Officer for SunPower Corporation, a publicly-traded manufacturer of high-efficiency solar cells and solar panels, since June 2003, and is also a member of its Board of Directors. Prior to SunPower, he served as Chief Executive Officer of Silicon Light Machines Corporation, an optical solutions subsidiary of Cypress Semiconductor Corporation, from July 2001 to June 2003 and now serves on its Board of Directors. Earlier, Mr. Werner was Vice President and General Manager of the Business Connectivity Group of 3Com Corporation, a network solutions company.	2006

The Board of Directors recommends shareholders

vote FOR election of the nominees named above.

Director Not Standing for Re-election

Name	Age	Principal Occupation and Background	Director Since
Robert J. Potter, Ph.D.	74	Dr. Potter, who has served on the Board of Directors since April 2001, is not standing for re-election. Following the completion of his term as a director, Dr. Potter will serve as a Director Emeritus for a one-year term as a part-time employee of the Company. He is currently President and Chief Executive Officer of R. J. Potter Company, a business consulting firm based in Irving, Texas. Prior to establishing R. J. Potter Company, Dr. Potter was President and Chief Executive Officer of Datapoint Corporation, a producer of local area networking and video conferencing products, from 1987 to 1990. He held senior management positions in other information technology companies, including Nortel, where he served as Group Vice President responsible for the customer premises telecommunications equipment business. Previously, he was Senior Vice President and Chief Technical Officer of International Harvester Company and President of Xerox’s Office Systems Division. He is currently a director of Molex Incorporated and Zebra Technologies Corporation.	2001

Executive Officers

Mr. Swoboda and Dr. Palmour serve as both executive officers of the Company and members of the Board of Directors. John T. Kurtzweil (age 51) also serves as an executive officer of the Company.

Mr. Kurtzweil was appointed as Executive Vice President—Finance and as Chief Financial Officer and Treasurer of the Company effective September 29, 2006. Before joining the Company, he served from 2004 to 2006 as Senior Vice President and Chief Financial Officer of Cirrus Logic, Inc., a publicly-traded supplier of analog, mixed-signal and digital processing solutions for audio and industrial product applications, based in Austin, Texas. He previously served as Senior Vice President and Chief Financial Officer of ON Semiconductor, a global supplier of power- and data-management semiconductors and standard semiconductor components, and of disk drive component manufacturer Read-Rite Corporation, which sold substantially all of its assets to Western Digital Corp. in 2003. Immediately prior to joining Cirrus Logic, Mr. Kurtzweil had served as interim Chief Financial Officer for Quepasa Corporation, an online company serving the growing US Hispanic community.

Code of Ethics

We have adopted a Code of Ethics applicable to our senior financial officers, including our Chief Executive Officer and Chief Financial Officer. The full text of our Code of Ethics is published on our website at www.cree.com. Consistent with Item 5.05 of Form 8-K, we intend to disclose future amendments to, or waivers from, the Code of Ethics on our website within four business days following the date of such amendment or waiver. We will also provide a copy of our Code of Ethics to any person, without charge. All such requests should be in writing and sent to the attention of the Corporate Secretary, Cree, Inc., 4600 Silicon Drive, Durham, NC 27703.

Board Composition and Independence of Directors

The size of the Board of Directors was fixed at nine members in 1988 by shareholder action pursuant to the Company’s Bylaws. Generally only from six to eight persons have served on the Board at any one time. Only seven persons have been nominated for election at the annual meeting. Under the rules of the Securities and Exchange Commission, the accompanying proxy cannot be voted for more than seven nominees.

A majority of the Board of Directors must be comprised of independent directors for the Company to comply with the listing requirements of The Nasdaq Stock Market, or Nasdaq. The Board has determined that six of the present directors—Messrs. Dykes, von Arx, Hosein, Potter, Wagner and Werner are each an “independent director” within the meaning of the applicable Marketplace Rules of Nasdaq. All of these directors, other than Dr. Potter, are standing for election.

Attendance at Meetings

The Board of Directors held seven meetings during the fiscal year ended June 24, 2007. Each incumbent director attended or participated in 75% or more of the aggregate of the number of meetings of the Board of Directors held in fiscal 2007 and the number of meetings of committees on which he served that were held during the period of his service.

The Company expects all directors to attend each annual meeting of shareholders absent good reason. All eight directors serving at that time attended the 2006 Annual Meeting of Shareholders.

Standing Committees

The standing committees of the Board of Directors include the Audit Committee, the Governance and Nominations Committee and the Compensation Committee. Each of these committees operates under a written charter adopted by the Board, copies of which are available on the Company’s website at www.cree.com. Each committee is composed solely of independent directors. The following is a brief description of the responsibilities of each of the existing standing committees and their composition.

Audit Committee

The Audit Committee is appointed by the Board to oversee the accounting and financial reporting processes of the Company and audits of the Company’s financial statements. The responsibilities of the Audit Committee include acting on the Board’s behalf in providing oversight with respect to (i) the quality and integrity of the Company’s financial statements and internal accounting and financial controls, (ii) all audit, review and attest services relating to the Company’s financial statements and internal controls, including the appointment, compensation, retention and oversight of the work of the auditors engaged to provide audit services to the Company and (iii) the Company’s compliance with legal and regulatory requirements.

The members of the Audit Committee are Messrs. Wagner, Hosein and Potter. The Board has determined that all members of the Committee are “independent directors” within the meaning of the applicable Nasdaq Marketplace Rules, including the special independence requirements applicable to Audit Committee members. Mr. Wagner is Chairman of the Audit Committee and has served in that capacity since 2004. The Board has determined that each of Mr. Wagner and Mr. Hosein is an “audit committee financial expert” as defined in Item 407 of Regulation S-K of the Securities and Exchange Commission. The Audit Committee held eight meetings during fiscal 2007. The Audit Committee from time to time also takes action by unanimous written consent in lieu of holding a meeting.

Governance and Nominations Committee

The Governance and Nominations Committee is appointed by the Board to assist the Board in fulfilling its responsibilities to shareholders by (i) identifying individuals qualified to become directors and recommending that the Board select the candidates for all directorships to be filled by the Board or by the shareholders, (ii) developing and recommending to the Board corporate governance principles for the Company and (iii) otherwise taking a leadership role in shaping the corporate governance of the Company.

The members of the Governance and Nominations Committee are Messrs. von Arx, Dykes, Hosein, Potter, Wagner and Werner. The Board has determined that all members of the Committee are “independent directors” within the meaning of the applicable Nasdaq Marketplace Rules. Mr. von Arx is Chairman of the Governance and Nominations Committee and has served in that capacity since 2004. The Governance and Nominations Committee charter establishes a policy with regard to the consideration of director candidates, including those candidates recommended by shareholders. The Committee will consider written nominations properly submitted by shareholders according to procedures set forth in the Company’s Bylaws. For a description of these procedures and policies regarding nominations see “Procedures for Director Nominations” and “2008 Annual Meeting of Shareholders” below. The Governance and Nominations Committee held four meetings during fiscal 2007. The Governance and Nominations Committee from time to time also takes action by unanimous written consent in lieu of holding a meeting.

Compensation Committee

The Compensation Committee is appointed by the Board to assist the Board in discharging its overall responsibility relating to executive officer and director compensation and to oversee and report to the Board as appropriate on the Company’s compensation policies, programs and plans, including its stock-based compensation programs. The Compensation Committee approves the compensation of all executive officers, administers the Company’s stock-based compensation programs and recommends compensation for non-employee directors to the Board for approval.

The Compensation Committee solicits the recommendations of the Company’s Chief Executive Officer with respect to the compensation of the Company’s executive officers other than himself and approves such recommendations, as modified, if applicable. In addition, the Company engaged Mercer Human Resource Consulting, or Mercer, an outside global human resources consulting firm, to conduct an annual review of the Company’s total compensation program for its executive officers and directors. Mercer provides the Committee with relevant market data and alternatives to consider when making compensation decisions with respect to the Company’s executive officers and in making recommendations with respect to the compensation of non-employee directors. The Committee generally makes decisions and recommendations regarding annual compensation at its August meeting each year.

The members of the Compensation Committee are Messrs. Werner, von Arx and Dykes. The Board has determined that all members of the Committee are “independent directors” within the meaning of the applicable Nasdaq Marketplace Rules. Mr. Werner is Chairman of the Compensation Committee and has served in that capacity since January 30, 2007. The Compensation Committee held six meetings during fiscal 2007. The Compensation Committee from time to time also takes action by unanimous written consent in lieu of holding a meeting.

Certain Transactions and Legal Proceedings

Mirant Proceedings

Mr. Wagner served as Executive Vice President and Chief Financial Officer of Mirant Corporation, an international energy company based in Atlanta, Georgia, from January 2003 through April 2004. In July 2003, Mirant and certain of its wholly-owned subsidiaries in the United States filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code. Additionally, certain of Mirant’s Canadian subsidiaries filed an application for creditor protection under the Companies’ Creditors Arrangement Act in Canada. The Canadian subsidiaries emerged from creditor protection in May 2004. Mirant Corporation emerged from bankruptcy proceedings in the United States in January 2006.

COTCO Acquisition—Supply Agreement and Transition Services Agreement

The Company acquired COTCO Luminant Device Limited, or COTCO, from COTCO Holdings Limited on March 30, 2007. As a result of the acquisition, COTCO Holdings Limited, now known as United Luminous

International (Holdings) Limited, or Holdings, became a beneficial owner of more than 5% of the Company’s common stock. Concurrently with the acquisition, COTCO entered into a Supply Agreement with Light Engine Limited, or Light Engine, a subsidiary of Holdings, under which Light Engine agreed to purchase LED lamp products until June 28, 2009. The Supply Agreement requires Light Engine to purchase a minimum quarterly volume of lamp products from COTCO, based on the volume of products COTCO sold to Holdings and its subsidiaries in the quarter ended December 31, 2006. Light Engine is to use commercially reasonable efforts to increase its quarterly volume of purchases by at least 10% per quarter after September 24, 2007, subject to business and market conditions. In addition, in the event Light Engine intends to purchase lamp products beyond the minimum requirements of the Supply Agreement, COTCO has a right of first refusal to supply the additional lamp products so long as the products meet Light Engine’s reasonable requirements. During fiscal 2007, Light Engine purchased $9.7 million of LED lamp products from COTCO pursuant to the Supply Agreement.

Also concurrently with the acquisition of COTCO, the Company, COTCO and Holdings entered into a Transition Services Agreement under which Holdings agreed to make certain services and systems available to the Company and COTCO, and COTCO agreed to provide certain services to Holdings, in order to effect an orderly transfer of administrative support services and facilities. COTCO agreed to pay Holdings monthly fees totaling approximately $25,000 for the services and use of the systems, and Holdings agreed to pay COTCO a monthly service fee of approximately $4,200. The agreement also allowed COTCO use of certain premises in return for reimbursement of the costs of Holdings associated with such use. The initial term of the Transition Services Agreement expires in March 2008 and may be extended for up to 12 additional months by mutual agreement.

Review and Approval of Related Person Transactions

Pursuant to its charter, the Audit Committee must approve related person transactions and any other transactions for which Audit Committee approval is required pursuant to applicable law or listing standards applicable to the Company. The Audit Committee approved the Supply Agreement and Transition Services Agreement entered into in connection with the acquisition of COTCO as described above under “Certain Transactions and Legal Proceedings.”

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Directors, officers and greater-than-ten-percent beneficial owners are required by Commission rules to furnish the Company with copies of all reports they file under Section 16(a). To the Company’s knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to our directors, officers and beneficial owners were complied with on a timely basis during the fiscal year ended June 24, 2007.

PROPOSAL NO. 2 — APPROVAL OF AMENDMENTS TO 2004

LONG-TERM INCENTIVE COMPENSATION PLAN

General

We are requesting that shareholders approve proposed amendments to the 2004 Long-Term Incentive Compensation Plan, or LTIP. The amendments were unanimously approved by the Board of Directors on August 21, 2007. If approved by the shareholders, the proposed amendments will:

•

increase the number of shares that may be issued under the plan by 2,000,000 shares, of which no more than 400,000 shares may be issued pursuant to awards of restricted stock, stock units or performance units; and

•

add a limitation that no more than 5% of the number of shares authorized under the plan may be issued to outside directors pursuant to awards of restricted stock or stock units having restriction periods of less than three years, and clarify that awards of restricted stock or stock units to outside directors must have a restriction period of at least one year, except for initial awards to outside directors appointed to fill a vacancy on the Board of Directors.

As of September 7, 2007, there were available for future awards under the LTIP a total of 1,442,990 shares, of which 615,450 shares were authorized for awards of restricted stock, stock units and performance units. Based on the shares authorized for issuance under the LTIP and the 85,262,549 shares outstanding as of September 7, 2007, if the proposed amendments are approved there would be available for future awards a total of 3,442,990 shares, representing approximately 4.0% of the outstanding shares. Of that amount, no more than 1,015,450 shares would be authorized for future awards of restricted stock, stock units and performance units under the LTIP.

The potential dilution or “overhang” from the Company’s equity compensation plans—expressed as the percentage represented by the number of shares reserved for issuance under outstanding and future plan awards divided by the sum of the number of shares outstanding plus the number of shares reserved for issuance under the LTIP—would increase from 12.7% to 14.5% if the proposed amendments are approved. We recognize that equity-based compensation programs must be judiciously managed, with consideration given to the potential dilution, and we believe that the proposed increase is consistent with that philosophy.

The proposed amendments also address certain limitations on awards of restricted stock and stock units. Subject to exceptions for death, disability, retirement and certain other events, the LTIP presently requires a minimum vesting or restriction period of at least three years for awards of restricted stock or stock units, except that awards with restrictions based on achievement of performance goals and awards to outside directors must have a restriction period of at least one year. The proposed amendments would limit the aggregate number of shares that may be issued to outside directors pursuant to awards of restricted stock or stock units having a restriction period of less than three years. The limit would be 5% of the number of shares authorized under the plan or, as of September 7, 2007, a total of 370,589 shares if the proposed amendments are approved. As of September 7, 2007, since inception of the LTIP a total of 81,250 shares of restricted stock have been issued to outside directors, all with restriction periods of less than three years. We have proposed adding this limitation to be consistent with equity plan approval guidelines published by one of our institutional shareholders.

The proposed amendments also clarify that awards of restricted stock or stock units to outside directors must have a restriction period of at least one year, except that initial awards to outside directors appointed to fill a vacancy on the Board of Directors could have a restriction period of less than one year. We presently grant each outside director nominated for re-election an award of 5,000 shares of restricted stock, vesting on the first anniversary of the grant date, as part of the director’s compensation for serving on the Board of Directors. These grants are made on the first business day of each September under our grant guidelines. When a director is appointed to fill a vacancy on the Board between the annual grant dates, we grant the new director an initial restricted stock award with a vesting period that ends on the same date as that of the most recent annual award to other outside directors, but the award to the new director is for a reduced number of shares, prorated to approximate the remaining period of service in the vesting period. For example, a director appointed to a vacancy in March would be granted 2,500 restricted shares, or one-half of the standard award, vesting the following September. This approach allows us to maintain consistent annual vesting dates for awards to outside directors and to simplify plan administration. The proposed amendments would clarify that we have the flexibility necessary to continue to grant initial awards to outside directors in this manner while reaffirming that restricted stock and stock unit awards to outside directors must otherwise have a restriction period of at least one year. Awards to outside directors remain subject to the limitation that we cannot grant an outside director awards for more than 10,000 shares in the form of restricted stock or stock units in a fiscal year and cannot grant an outside director awards of any type for more than 20,000 shares in a fiscal year.

In addition to minimum restriction periods and other limits on awards of restricted stock and stock units, the LTIP provides that the exercise price of stock options and stock appreciation rights, or SARs, awarded under the plan cannot be less than the fair market value of the common stock on the grant date. It also prohibits repricing of stock options and SARs, including granting an award to replace a canceled award with a higher exercise price. In addition, the LTIP requires shareholder approval of any material amendments to the plan independently of whether such approval is required under applicable law or listing standards applicable to the Company.

We believe the LTIP, as proposed to be amended, is essential to the Company’s future success and encourage all shareholders to vote in favor of its approval. Assuming the presence of a quorum, approval of these amendments to the LTIP requires that the votes cast in favor of the proposal exceed the votes cast opposing the proposal. Under North Carolina corporate law, abstentions are treated as non-votes in determining whether shareholders have approved a proposal. Abstentions and non-votes will have no effect on the vote to approve this proposal.

The Board of Directors recommends

shareholders vote FOR Proposal No. 2.

Description of LTIP

The following is a description of the LTIP as proposed to be amended. This description of the LTIP in this proxy statement is merely a summary of material features of the LTIP and is qualified in its entirety by the full text of the plan, as amended, a copy of which is included in Appendix A to this proxy statement.

Nature and Purpose. The LTIP provides for grants to eligible participants in the form of nonqualified stock options, incentive stock options, SARs, restricted stock, stock units and performance units. The objectives of the plan are to (i) attract and retain employees for the Company and its affiliates and directors of the Company by providing competitive compensation opportunities; (ii) provide incentives to those individuals who contribute significantly to the long-term performance and growth of the Company and its affiliates; and (iii) align the long-term financial interests of employees and directors with those of the Company’s shareholders.

The LTIP is not generally subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. The LTIP is not a qualified employee pension plan under Section 401 of the Internal Revenue Code of 1986, as amended, or the Code.

Eligible Participants. Only employees of the Company and its subsidiaries, and non-employee directors of the Company, are eligible to receive awards under the LTIP. As of September 7, 2007, there were approximately 2,542 employees, including part-time and temporary employees, and six non-employee directors who were eligible to participate in the LTIP. The Company generally does not make stock-based awards to part-time employees working less than 30 hours per week or to temporary employees. To date, the Company generally has also not made awards to employees of the Company’s subsidiary, COTCO, or subsidiaries of COTCO, which the Company acquired in March 2007. Since September 2005, the Company has generally limited awards to salaried (exempt) employees and to non-employee directors.

Administration. The LTIP provides that it is to be administered by a committee, or the Committee, consisting of two or more non-employee directors appointed by the Board of Directors. The Committee has the exclusive right to interpret, construe and administer the LTIP, to select the persons eligible to receive awards and to act in all matters pertaining to the granting of awards and the contents of agreements evidencing awards, except that awards to non-employee directors must also be approved by the Board of Directors. The Committee’s decisions are conclusive, final and binding upon all parties.

The Board of Directors, in its sole discretion, may exercise any authority of the Committee under the LTIP. Unless the Board of Directors directs otherwise, the Compensation Committee of the Board serves as the Committee under the terms of the LTIP. The charter adopted by the Board for the Compensation Committee provides that all members of the Compensation Committee must be (i) independent directors who meet the independence requirements of Nasdaq’s Marketplace Rules, (ii) “non-employee directors” as defined by Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and (iii) “outside directors” as defined by Section 162(m) of the Code. To the extent permitted by law and the Company’s Bylaws, and subject to the applicable rules of any securities exchange or quotation or trading system on which the Company’s shares are traded, the Committee may delegate authority under the LTIP to one or more Committee members or executive officers of the Company, except that the Committee may not delegate such authority with respect to awards to directors or executive officers. The Committee may also delegate authority for certain administrative functions under the LTIP to an officer or officers of the Company.

Securities to be Offered. The Company is authorized to issue shares of the Company’s common stock pursuant to awards under the LTIP. Shares subject to awards under the plan are made available from the authorized and unissued shares of the Company’s common stock. The last sale price of the common stock on September 7, 2007 was $27.07 per share, as reported by Nasdaq.

As of September 7, 2007, there were available for future awards under the LTIP a total of 1,442,990 shares, of which 615,450 shares were authorized for awards of restricted stock, stock units and performance units. The amendments proposed by Proposal No. 2 would increase the aggregate number of shares that may be issued pursuant to awards under the LTIP by 2,000,000 shares. Of this amount, 400,000 shares would be allocated to increase the limit on the number of shares that may be issued pursuant to awards of restricted stock, stock units or performance units. If for any reason any shares awarded or subject to purchase under the LTIP are not delivered or purchased, or are reacquired by the Company, the shares will again become available for issuance pursuant to awards under the LTIP. The determination of the number of shares that may again become available for issuance with respect to grants of incentive stock options will be made in accordance with the requirements of applicable regulations under the Code.

The Committee has authority to determine the individuals to whom awards will be granted, the number of shares subject to an award and the other terms and conditions of an award. Except to the extent the Committee determines that an award shall not comply with the performance-based compensation provisions of Section 162(m) of the Code, (i) the aggregate number of shares subject to options or SARs granted in any one fiscal year to any one participant shall not exceed 300,000; (ii) the aggregate number of shares subject to restricted stock or stock unit awards granted in any one fiscal year to any one participant shall not exceed 100,000; and (iii) the aggregate value of performance unit awards (valued as of the grant date) that may be granted in any one fiscal year to any one participant shall not exceed the fair market value of 100,000 shares.

The Committee will make equitable adjustments upon the occurrence of certain events that result in changes in the outstanding shares of the Company’s common stock or that result in exchanges of shares of common stock for a different number or class of common stock or other securities of the Company or another corporation. These events include changes in corporate capitalization, such as a stock split, reverse stock split or stock dividend, or any corporate transaction such as a reorganization, reclassification, merger or consolidation or separation, including a spin-off, of the Company or sale or other disposition by the Company of all or a portion of its assets, any other change in the Company’s corporate structure or any distribution to shareholders (other than a cash dividend). Under such circumstances, adjustments may be made by the Committee in the number of shares that may be awarded under the LTIP, the limitations on the aggregate number of shares that may be awarded to any one participant, the number and class of shares that may be subject to an award and which have not been issued or transferred under an outstanding award, the exercise price under outstanding options and the number of shares to be transferred in settlement of outstanding SARs and the terms, conditions or restrictions of any award and award agreement, including the price payable for the acquisition of shares.

Amendments. The Committee or the Board of Directors may at any time terminate or from time to time amend the LTIP, but no such action may adversely affect any rights or obligations with respect to any awards previously granted under the LTIP unless the affected participants consent in writing. However, neither the Committee nor the Board may, without approval of the shareholders, amend the LTIP to materially (i) increase benefits accruing to participants, (ii) increase the number of shares which may be issued under the LTIP or (iii) modify the requirements for participation in the LTIP. The Company must also obtain the approval of the shareholders before amending the LTIP to the extent required by Section 162(m) or Section 422 of the Code or the rules of any securities exchange or quotation or trading system on which shares are traded or other applicable law.

The Committee may amend outstanding awards in a manner not inconsistent with the terms of the LTIP; provided, however, that (i) if the amendment is adverse to the participant, as determined by the Committee, the amendment will not be effective unless and until the participant consents in writing, except as otherwise permitted by the LTIP or the award agreement; and (ii) the Committee shall not have the authority to decrease the exercise price of any outstanding option or SAR, nor award any option or SAR to replace a canceled option or SAR with a higher exercise price, except for adjustments in connection with changes in corporate capitalization and other events as described above, unless such an amendment is approved by the shareholders.

Stock Options. The number of shares subject to a stock option, the type of stock option (i.e., incentive stock option or nonqualified stock option), the exercise price of the option and the period of exercise are determined by the Committee and set forth in an award agreement. The exercise price may not be less than the fair market value of a share on the date of grant. No option granted under the LTIP shall be exercisable after the seventh anniversary of the date of grant.

Options granted under the LTIP shall be exercised by the delivery of written or electronic notice of exercise to the Company or its designated representative, setting forth the number of shares with respect to which the option is to be exercised and satisfying any requirements that the Committee may establish in or pursuant to the award agreement. Unless otherwise authorized by the Committee, no shares shall be delivered, whether in certificated or uncertificated form, until the full exercise price has been paid. The option price upon exercise shall be payable to the Company either (a) in cash, (b) cash equivalent approved by the Committee, (c) if approved by the Committee, by tendering previously acquired shares (or delivering a certification or attestation of ownership of such shares) having an aggregate fair market value at the time of exercise equal to the total option price (provided that the tendered shares must have been held by the participant for any period required by the Committee), or (d) by a combination of (a), (b) or (c). The Committee also may allow cashless exercises as permitted under Regulation T of the Federal Reserve Board, subject to applicable securities law restrictions, or by any other means that the Committee determines to be consistent with the LTIP’s purpose and applicable law.

SARs. SARs granted under the LTIP entitle the participant to receive an amount payable in shares and/or cash, as determined by the Committee, equal to the excess of the fair market value of a share on the day the SAR is exercised over the specified purchase price. SARs may be granted in tandem with a related stock option or independently. If a SAR is granted in tandem with a stock option, the participant may exercise the stock option or the SAR, but not both. The Committee shall determine and set forth in the award agreement the extent to which SARs are exercisable after termination of employment.

Restricted Stock and Stock Units. A restricted stock award under the LTIP is an award of shares issued to a participant with such restrictions as the Committee may impose, including restrictions on the right to retain the shares, to sell, transfer, pledge or assign the shares, to vote the shares and/or to receive any cash dividends with respect to the shares. A stock unit award under the LTIP is an award, valued by reference to a share, in which the Company promises to pay the value of the award to the participant by delivery of such property as the Committee shall determine, including cash or shares or any combination thereof, and that has such restrictions as the Committee may impose, including restrictions on the right to retain the award, to sell, transfer, pledge or assign the award and/or to receive any cash dividend equivalents with respect to the award.

The restrictions on restricted stock and stock unit awards may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate, subject to certain minimum restriction periods described below. Restricted stock and stock unit awards may be made either alone, in addition to or in tandem with other types of awards permitted under the LTIP and may be current or deferred grants of restricted stock or stock units.

The terms of restricted stock and stock unit awards, including the purchase price, if any, to be paid for the restricted stock or stock unit, any restrictions applicable to the restricted stock or stock unit such as continued

service or achievement of performance goals, the length of the restriction period and whether any circumstances will shorten or terminate the restriction period, and rights of the participant during the restriction period to vote and receive dividends in the case of restricted stock, or to receive dividend equivalents in the case of stock units that accrue dividend equivalents, will be determined by the Committee and set forth in the agreement relating to such award.

All grants of restricted stock or stock units shall have a restriction period of at least three years, except that (i) the restriction period for any award may be shortened pursuant to the award agreement in connection with death, disability or retirement of the participant or certain corporate transactions to which the Company is a party (such as a merger in which the successor does not assume or provide replacements for the award); (ii) awards with restrictions based upon achievement of performance goals shall have a restriction period of at least one year; and (iii) awards to non-employee directors shall have a restriction period of at least one year. As discussed above, if Proposal No. 2 is approved, there would be added a limitation that no more than 5% of the number of shares authorized under the LTIP may be issued to outside directors pursuant to awards of restricted stock or stock units having restriction periods of less than three years. In addition, the LTIP would be revised to clarify that initial awards of restricted stock or stock units to outside directors appointed to fill a vacancy on the Board of Directors may have a restriction period of less than one year.

Unless otherwise set forth in an agreement relating to a restricted stock award, a participant awarded shares as restricted stock shall have all of the rights of a shareholder of the Company, including the right to vote the shares and the right to receive dividends, provided however that the Committee may require that any dividends on such shares of restricted stock be automatically deferred and reinvested in additional restricted stock or may require that dividends on such shares be paid to the Company for the account of the participant. A participant to whom stock units are awarded has no rights as a shareholder with respect to the shares represented by the stock units unless and until shares are actually delivered to the participant in settlement of the award. However, the Committee may specify in the award agreement that stock units have dividend equivalent rights.

Performance Units. Performance units are awards granted in terms of a value set by the Committee (or that is determined by reference to a valuation formula specified by the Committee) in which the Company promises to pay the value of the award by delivery of such property as the Committee shall determine, including without limitation, cash or shares, or any combination thereof, upon achievement of such performance objectives during the relevant performance period as the Committee shall establish. Such awards may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form and timing of payout of such awards shall be set forth in the award agreement. Except as otherwise provided in the award agreement, a participant shall be entitled to receive any dividends declared with respect to earned grants of performance units that are being settled in shares and that have not yet been distributed to the participant (such dividends may be subject to the same accrual, forfeiture and payout restrictions as apply to dividends earned with respect to stock units under the LTIP). In addition, unless otherwise provided in the award agreement, a participant shall be entitled to exercise full voting rights with respect to such shares.

Performance Measures. For awards under the LTIP that are intended to qualify under the performance-based compensation provisions of Section 162(m) of the Code, the performance measure or measures to be used for purposes of such awards shall be chosen from among the following: earnings, earnings per share, consolidated pre-tax earnings, net earnings, operating income, EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization), gross margin, revenues, revenue growth, market value added, economic value added, return on equity, return on investment, return on assets, return on net assets, return on capital employed, total shareholder return, profit, economic profit, after-tax profit, pre-tax profit, cash flow measures, cash flow return, sales, sales volume, stock price, cost and/or unit cost. The Committee can establish other performance measures for awards granted to participants that are not intended to qualify under the performance-based compensation provisions of Section 162(m) of the Code.

Awards to Outside Directors. Each non-employee director may receive awards of nonqualified stock options, SARs, restricted stock, stock units or a combination thereof in any fiscal year for up to a total of 20,000 shares, of which no more than 10,000 shares may be awarded as restricted stock or stock units. The number of shares subject to such awards, any formula pursuant to which such number shall be determined, the date of grant and the vesting, expiration and other terms applicable to such awards shall be recommended from time to time by the Committee and approved by the Board of Directors and shall be subject to the terms of the LTIP applicable to awards in general.

Federal Income Tax Consequences

The following is a brief summary of the U.S. federal income tax consequences of awards made under the LTIP.

Stock Options. A participant will not recognize any income upon the grant of a stock option. A participant will recognize income taxable as ordinary income upon exercise of a nonqualified stock option equal to the excess of the fair market value of the shares purchased over the sum of the exercise price and the amount, if any, paid for the option, and the Company will be entitled to a corresponding deduction. A participant who is an employee of the Company or a consolidated subsidiary (which are collectively referred to as the Company in this section entitled “Federal Income Tax Consequences”) will be subject to income tax withholding on the ordinary income recognized upon exercise of a nonqualified stock option. A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option provided that the incentive stock option is exercised either while the participant is an employee of the Company or within three months (one year if the participant is disabled within the meaning of Section 22(c)(3) of the Code) following the participant’s termination of employment. If shares acquired by such exercise of an incentive stock option are held for the longer of two years from the date the incentive stock option was granted or one year from the date it was exercised, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss, and the Company will not be entitled to any deduction. If, however, such shares are disposed of within the above-described period, then in the year of such disposition the participant will recognize income taxable as ordinary income equal to the excess of (i) the lesser of the amount realized upon such disposition and the fair market value of such shares on the date of exercise over (ii) the exercise price, and the Company will be entitled to a corresponding deduction.

SARs. A participant will not recognize any income upon the grant of a SAR. A participant will recognize income taxable as ordinary income (and with respect to a Company employee, be subject to income tax withholding) upon exercise of a SAR equal to the fair market value of any shares delivered and the amount of cash paid by the Company upon such exercise, and the Company will be entitled to a corresponding deduction.

Restricted Stock Awards. A participant will not recognize taxable income upon the grant of a restricted stock award, and the Company will not be entitled to a tax deduction at such time, unless the participant makes an election to be taxed at the time such restricted stock award is granted. If such election is made, the participant will recognize income taxable as ordinary income (and with respect to a Company employee, be subject to income tax withholding) at the time of grant in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. If such election is not made, the participant will recognize income taxable as ordinary income (and with respect to a Company employee, be subject to income tax withholding) at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The amount of ordinary income recognized by a participant by making the above-described election or upon the lapse of the restrictions will be deductible by the Company, as compensation expense, except to the extent the limit of Section 162(m) of the Code applies. In addition, a participant receiving dividends with respect to shares subject to a restricted stock award for which the above-described election has not been made and prior to the time the restrictions lapse will recognize income taxable as ordinary income (and with respect to a Company employee, be subject to income tax withholding), rather than dividend income, in an amount equal to the dividends paid, and the Company will be entitled to a corresponding deduction, except to the extent the limit of Section 162(m) of the Code applies.

Stock Units. A participant will not recognize taxable income upon the grant of a stock unit and the Company will not be entitled to a tax deduction at that time. When the participant receives shares pursuant to a stock unit that is settled in shares, the federal income tax laws applicable to restricted stock awards, described above, will apply if the shares are restricted at that time. If the shares are unrestricted at that time, the participant will recognize income taxable as ordinary income (and with respect to a Company employee, be subject to income tax withholding) in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The amount of ordinary income recognized by the participant is deductible by the Company, as compensation expense, except to the extent the limit of Section 162(m) of the Code applies.

Performance Units. A participant will not recognize taxable income upon the grant of a performance unit and the Company will not be entitled to a tax deduction at that time. Upon the settlement of a performance unit, the participant will recognize income taxable as ordinary income (and with respect to a Company employee, be subject to income tax withholding) in an amount equal to the cash paid and the fair market value of the shares or other property delivered to the participant, and the Company will be entitled to a corresponding deduction, except to the extent the limit of Section 162(m) of the Code applies and except in the case of performance units settled in shares of restricted stock (in which case the federal income tax laws applicable to restricted stock described above will apply).

Compliance with Section 162(m). Section 162(m) of the Code denies an income tax deduction by an employer for certain compensation in excess of $1 million per year paid by a publicly-traded corporation to the chief executive officer or any of the three most highly compensated executive officers other than the chief executive officer and chief financial officer. Compensation realized with respect to stock options awarded under the LTIP, including upon exercise of a nonqualified stock option or upon a disqualifying disposition of an incentive stock option, as described above, and compensation realized with respect to SARs awarded under the LTIP, will be excluded from this deductibility limit if it satisfies certain requirements, including a requirement that the LTIP be approved by the Company’s current shareholders. In addition, other types of awards under the LTIP may be excluded from this deduction limit if they are conditioned on the achievement of one or more of the performance measures described above, as required by Section 162(m).

Compliance with Section 409A. Section 409A of the Code prescribes certain requirements for nonqualified deferred compensation arrangements. These include requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Awards granted under the LTIP with a deferral feature will be subject to the requirements of Section 409A. The Company seeks to structure all awards granted under the LTIP to satisfy the requirements of Section 409A of the Code and any regulations or guidance that may be adopted thereunder from time to time. However, if an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Plan Awards

The following table sets forth with respect to each individual and group listed below (i) the number of shares of common stock issued or issuable pursuant to stock options granted under the LTIP and (ii) the number of restricted shares of common stock awarded under the LTIP, in each case since the LTIP’s inception on November 4, 2004 through September 7, 2007. Any future awards granted to eligible participants under the LTIP are subject to the discretion of the Committee and therefore are not determinable at this time. To date no incentive stock options have been granted under the LTIP and none are presently contemplated. The table does not include any grants of performance units made under the LTIP or any grants made under any of the Company’s other compensation plans.

	Cumulative Grants Since Plan Inception in 2004
	No. of Shares Underlying Options Granted	Restricted Shares Granted
Charles M. Swoboda Chairman, Chief Executive Officer and President	156,000	90,000

John T. Kurtzweil Executive Vice President—Finance, Chief Financial Officer and Treasurer	95,000	26,000

John W. Palmour, Ph.D. Executive Vice President—Advanced Devices	60,000	18,000

Robert C. Glass, Ph.D. Vice President—Technology, Materials and Optoelectronics	55,000	16,000

Michael E. McDevitt Director—Financial Planning	42,000	4,000

Dolph W. von Arx	15,000	15,000
James E. Dykes	15,000	15,000
Clyde R. Hosein	13,750	13,750
Harvey A. Wagner	15,000	15,000
Thomas H. Werner	12,500	12,500

All current executive officers as a group	311,000	134,000
All current directors who are not executive officers as a group	81,250	81,250
All associates of directors, executive officers or nominees	0	0
All other persons who received or are to receive 5% of plan awards	0	0
All employees, including all current officers who are not executive officers, as a group	3,611,717	73,300

In addition to the stock options and restricted stock awards set forth in the table above, the Company in August 2007 granted performance units to Mr. Swoboda under the LTIP. Pursuant to this award, he may earn incentive compensation, in a target amount equal to 80% of his base salary, if the Company achieves certain financial goals during fiscal 2008. The actual payout may range from 0% to 150% of the target amount depending upon the Company’s financial performance. A portion of any payout, up to a maximum of 30% of the payment or 10,000 shares, whichever is less, may be paid in shares of common stock.

Equity Compensation Plans

As of September 7, 2007:

•

There were options to purchase 10,940,964 shares of our common stock outstanding under all of our equity compensation plans, including legacy plans under which we will make no more grants. The weighted average remaining life of these outstanding options was 3.6 years, and the weighted average exercise price was $25.96.

•	There were 271,820 shares outstanding subject to restricted stock awards that remain subject to forfeiture. These are included in our 85,262,549 shares outstanding as of September 7, 2007.

•

There were 1,754,060 shares available for future grants under our plans. Of that amount, 1,442,990 shares were available for future awards under the LTIP and 311,070 shares were reserved for future issuance under our 2005 Employee Stock Purchase Plan.

The following table provides information, as of June 24, 2007, for all of the Company’s compensation plans (including individual compensation arrangements) under which it is authorized to issue equity securities.

Equity Compensation Plan Information

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)		(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (1)
Equity compensation plans approved by security holders	8,898,856	(2)	$26.27	3,006,213	(3)
Equity compensation plans not approved by security holders	1,403,699	(4)	$19.43	—
Total	10,302,555		$25.34	3,006,213

(1)	Refers to shares of the Company’s common stock.

(2)	Includes shares issuable upon exercise of outstanding options under the following plans in the amounts indicated: Equity Compensation Plan—6,423,361 shares; Stock Option Plan for Non-Employee Directors, or the Director Plan—48,000 shares; and LTIP—2,427,495 shares.

(3)	Includes shares remaining for future issuance under the following plans in the amounts indicated: LTIP—2,675,143 shares, 742,850 shares of which are available for issuance as restricted shares; and 2005 Employee Stock Purchase Plan—311,070 shares.

(4)	Includes shares issuable upon exercise of outstanding options under the following plans in the amounts indicated: 2001 Nonqualified Stock Option Plan, or the Nonqualified Plan—1,105,043 shares; Fiscal 2002 Stock Option Bonus Plan, or the Fiscal 2002 Bonus Plan—16,704 shares; Fiscal 2001 Stock Option Bonus Plan, or the Fiscal 2001 Bonus Plan—130,864 shares; Nitres, Inc. 1999 Stock Option/Stock Issuance Plan, or the Nitres Plan—33,971 shares; and INTRINSIC Semiconductor Corporation 2003 Equity Incentive Plan, or the INTRINSIC Plan—117,117 shares. The Company assumed the options outstanding under the Nitres Plan, which have a weighted average exercise price of $0.005 per share, in connection with the Company’s acquisition of Nitres, Inc. in May 2000 and the options outstanding under the INTRINSIC Plan, which have a weighted average exercise price of $10.46 per share, in connection with the Company’s acquisition of INTRINSIC Semiconductor Corporation in July 2006.

As of June 24, 2007, the only compensation plans or arrangements under which the Company is authorized to issue equity securities and which have not been previously approved by the shareholders are the Nonqualified Plan, the Fiscal 2001 and Fiscal 2002 Bonus Plans and the options assumed under the Nitres Plan and the INTRINSIC Plan. All of these plans have been terminated as to future grants. The following is a brief description of the material features of these plans; this description is not intended to be a complete description of the plans and is qualified in its entirety by reference to the full text of the applicable plan:

Nonqualified Plan. The Nonqualified Plan was adopted by the Board of Directors in April 2001. It provided for grants to the Company’s eligible employees (including employees of its controlled subsidiaries) of nonqualified stock options to purchase shares of the Company’s common stock. None of the Company’s directors or officers was eligible to receive awards under the Nonqualified Plan. The Nonqualified Plan terminated as to additional grants in January 2003. As of June 24, 2007, there were 1,105,043 nonqualified stock options outstanding under the Nonqualified Plan.

Fiscal 2001 and Fiscal 2002 Bonus Plans. The Board of Directors adopted the Fiscal 2001 Bonus Plan in October 1999 in order to provide for grants of nonqualified stock options to the Company’s eligible employees (including employees of its controlled subsidiaries) for each quarter of fiscal 2001 if the Company achieved pre-established financial targets for the quarter. None of the Company’s directors or officers was eligible to receive awards under the plan, and employees participating in its cash incentive compensation programs did not participate in the plan. The Fiscal 2001 Bonus Plan expired as to additional grants in September 2001. As of June 24, 2007, there were 130,864 nonqualified stock options outstanding under the Fiscal 2001 Bonus Plan.

The Fiscal 2002 Bonus Plan was adopted by the Board of Directors in July 2001 with substantially the same terms as the Fiscal 2001 Bonus Plan. The Fiscal 2002 Bonus Plan expired as to additional grants in September 2002. As of June 24, 2007 there were 16,704 nonqualified stock options outstanding under the Fiscal 2002 Bonus Plan.

Nitres Plan. In connection with the acquisition of Nitres, Inc. in May 2000, pursuant to which Nitres became the Company’s wholly-owned subsidiary, the Company assumed certain outstanding stock options granted under the Nitres Plan. Since the closing of the acquisition, no additional stock options have been awarded, nor are any authorized to be awarded, under the Nitres Plan. As of June 24, 2007, there were 33,971 nonqualified stock options outstanding under the Nitres Plan.

INTRINSIC Plan. In connection with the acquisition of INTRINSIC Semiconductor Corporation in July 2006, pursuant to which INTRINSIC became the Company’s wholly-owned subsidiary, the Company assumed certain outstanding stock options granted under the INTRINSIC Plan. Since the closing of the acquisition, no additional stock options have been awarded, nor are any authorized to be awarded, under the INTRINSIC Plan. As of June 24, 2007, there were 72,845 incentive stock options and 44,272 nonqualified stock options outstanding under the INTRINSIC Plan.

OWNERSHIP OF SECURITIES

Principal Shareholders and Share Ownership by Management

The following table sets forth information regarding the beneficial ownership of the Company’s common stock as of September 7, 2007 by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding common stock, (ii) each person named in the Summary Compensation Table on page 29, (iii) each person serving as a director or nominated for election as a director and (iv) all current executive officers and directors as a group. Except as otherwise indicated by footnote, to the Company’s knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name and Address (1)	Common Stock Beneficially Owned	Percentage of Outstanding Shares
ClearBridge Advisors, LLC (2) 399 Park Avenue New York, NY 10022	10,566,440	12.4%
OppenheimerFunds, Inc. (3) Two World Financial Center 225 Liberty Street, 11th Floor New York, NY 10281	10,053,280	11.8%
FMR Corp. (4) 82 Devonshire Street Boston, MA 02109	9,958,153	11.7%
COTCO Holdings Limited (5) (now known as United Luminous International (Holdings) Limited) 6/F Photonics Centre No. 2 Science Park East Avenue Hong Kong Science Park Hong Kong	7,604,785	8.9%
John W. Palmour, Ph.D. (6)	1,291,298	1.5%
Charles M. Swoboda (7)	1,026,343	1.2%
Dolph W. von Arx (8)	884,726	1.0%
John T. Kurtzweil (9)	49,866	*
James E. Dykes (10)	225,000	*
Robert C. Glass, Ph.D. (11)	194,729	*
Robert J. Potter, Ph.D. (12)	131,000	*
Harvey A. Wagner (13)	53,000	*
Michael E. McDevitt (14)	52,065	*
Clyde R. Hosein (15)	22,500	*
Thomas H. Werner (16)	22,000	*
All current directors and executive officers as a group (9 persons) (17)	3,705,733	4.3%

*	Less than 1%.

(1)	Unless otherwise noted, all addresses are in care of the Company at 4600 Silicon Drive, Durham, NC 27703.

(2)

As reported by ClearBridge Advisors, LLC, or ClearBridge, in its Schedule 13G/A filed with the Securities and Exchange Commission on February 6, 2007. The Schedule 13G/A was filed jointly with ClearBridge Asset Management, Inc., or CAM, and Smith Barney Fund Management LLC, or Smith Barney, both of which have the same address as ClearBridge. The Schedule 13G/A indicates that (a) ClearBridge beneficially owns and has shared dispositive power over 9,891,161 shares and has shared voting power over 8,761,838 of such shares; (b) CAM beneficially owns and has shared dispositive power over 645,779 shares and has shared voting power over 31,516 of such shares; and (c) Smith Barney beneficially owns and has shared dispositive and voting power over 29,500 shares. None of these entities has sole voting or dispositive power over these shares.

(3)	As reported by OppenheimerFunds, Inc., or Oppenheimer, in its Schedule 13G/A filed with the Securities and Exchange Commission on February 6, 2007. The Schedule 13G/A was filed jointly with Oppenheimer Global Opportunities Fund, or the Fund, whose address is 6803 S. Tucson Way, Centennial, CO 80112, and indicates that Oppenheimer shares voting and dispositive power over all of the shares and that the Fund shares voting and dispositive power over 5,002,500 of the shares. Oppenheimer disclaims beneficial ownership of all of the shares.

(4)	As reported by FMR Corp. in its report on Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2007, which indicates that FMR Corp. has sole dispositive power over 9,958,153 shares and sole voting power with respect to 700 shares of the Company’s common stock. Fidelity Management & Research Company, or Fidelity, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under the Investment Advisers Act of 1940, beneficially owns 9,957,453 shares of the Company’s common stock as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940. The ownership of one investment company, Fidelity Growth Company Fund, amounted to 7,723,340 shares. Edward C. Johnson 3d, Chairman of FMR Corp., and FMR Corp., through control of Fidelity, and the funds each has sole power to dispose of the 9,957,453 shares owned by the funds. Neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote or direct the voting of shares owned directly by the funds, which power resides with the funds’ Board of Trustees. Fidelity Management & Research Company, Fidelity Growth Company Fund and Edward C. Johnson 3d each share the address of FMR Corp.

(5)	As reported by COTCO Holdings Limited in its Schedule 13G filed with the Securities and Exchange Commission on April 4, 2007.

(6)	Includes 529,001 shares subject to options exercisable within sixty days of September 7, 2007, and 14,400 shares held by Dr. Palmour pursuant to restricted stock awards which had not vested as of September 7, 2007. Also includes 284,079 shares held in a margin account. The share amount reported for Dr. Palmour includes 40,000 shares owned by his spouse and with respect to which he may be deemed to possess shared voting and investment power; Dr. Palmour disclaims beneficial ownership of these shares.

(7)	Includes 869,000 shares subject to options exercisable within sixty days of September 7, 2007. Also includes 72,000 shares held by Mr. Swoboda pursuant to restricted stock awards which had not vested as of September 7, 2007.

(8)	Includes 108,000 shares subject to options exercisable within sixty days of September 7, 2007. Also includes 5,000 shares held by Mr. von Arx pursuant to a restricted stock award which had not vested as of September 7, 2007. The share amount reported for Mr. von Arx includes 644,500 shares held in revocable living trusts over which Mr. von Arx has shared voting and investment power. The share amount reported for Mr. von Arx also includes 69,326 shares held by a family trust of which his spouse is a co-trustee with respect to which he may be deemed to possess shared voting and investment power, and 10,000 shares owned by a charitable foundation of which he is a director and with respect to which he may be deemed to possess shared voting and investment power. Mr. von Arx disclaims beneficial ownership of the 69,326 shares held by the family trust.

(9)	Includes 23,334 shares subject to options exercisable within sixty days of September 7, 2007. Also includes 22,000 shares held by Mr. Kurtzweil pursuant to restricted stock awards which had not vested as of September 7, 2007. The share amount reported for Mr. Kurtzweil includes 4,532 shares held jointly with his spouse and as to which he possesses shared voting and investment power.

(10)	Includes 102,000 shares subject to options exercisable within sixty days of September 7, 2007. Also includes 5,000 shares held by Mr. Dykes pursuant to a restricted stock award which had not vested as of September 7, 2007.

(11)	Includes 180,001 shares subject to options exercisable within sixty days of September 7, 2007. Also includes 12,400 shares held by Dr. Glass pursuant to a restricted stock award which had not vested as of September 7, 2007.

(12)	Includes 114,000 shares subject to options exercisable within sixty days of September 7, 2007.

(13)	Includes 38,000 shares subject to options exercisable within sixty days of September 7, 2007. Also includes 5,000 shares held by Mr. Wagner pursuant to a restricted stock award which had not vested as of September 7, 2007.

(14)	Includes 45,735 shares subject to options exercisable within sixty days of September 7, 2007. Also includes 3,200 shares held by Mr. McDevitt pursuant to a restricted stock award which had not vested as of September 7, 2007.

(15)	Includes 8,750 shares subject to options exercisable within sixty days of September 7, 2007. Also includes 5,000 shares held by Mr. Hosein pursuant to a restricted stock award which had not vested as of September 7, 2007.

(16)	Includes 7,500 shares subject to options exercisable within sixty days of September 7, 2007. Also includes 5,000 shares held by Mr. Werner pursuant to a restricted stock award which had not vested as of September 7, 2007. The share amount reported by Mr. Werner includes 2,000 shares held by a family trust.

(17)	For all current executive officers and directors as a group, includes a total of 1,799,585 shares subject to options exercisable within sixty days of September 7, 2007 and 133,400 shares held pursuant to restricted stock awards which had not vested as of September 7, 2007.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of our Board of Directors is responsible for determining the compensation of our executive officers. The Committee reviews and sets all elements of our executive officers’ compensation, including making individual compensation decisions and reviewing and revising the plans, programs and guidelines applicable to our executive officers as appropriate.

The following discussion and analysis explains the design and operation of our compensation programs with respect to our named executive officers. Our named executive officers include our Chairman, Chief Executive Officer and President, referred to as our CEO, our Executive Vice President—Finance and Chief Financial Officer, referred to as our CFO, and our Executive Vice President—Advanced Devices. For fiscal 2007, our named executive officers also include two individuals who served as executive officers during fiscal 2007, but who were not executive officers at the end of fiscal 2007. This discussion and analysis should be read in connection with the accompanying tables and text disclosing the compensation awarded to, earned by or paid to the named executive officers included elsewhere in this proxy statement.

Compensation Philosophy and Objectives

The Committee believes our overall compensation program should be designed to enhance shareholder value. Accordingly, the Committee seeks to adhere to executive compensation practices that will enable us to attract and retain talented executives, align the interests of our executives with the long-term interests of our shareholders and motivate executives to achieve our targeted objectives. To that end, the Committee believes that the compensation packages provided to our executives, including the named executive officers, should include both cash and stock-based compensation and reward performance as measured against established goals.

We seek to achieve these objectives by:

•	Utilizing equity compensation to create a culture of ownership and focus on long-term growth.

•	Emphasizing variable, performance-based compensation that motivates executives to achieve our business objectives and align pay with performance.

•

Increasing the proportion of compensation that is performance-based and at-risk (i.e., cash incentive compensation and equity awards) for executives with greater responsibilities who are positioned to influence our ability to achieve targeted results and strategic objectives.

Bringing these principles together, we provide our executive officers with a compensation package that includes base salary, equity incentives, short-term cash awards that are tied to performance, measured against corporate and (for executives other than our CEO) individual goals, and other benefits, such as insurance and health plans that are available to our employees generally.

Setting Executive Compensation

The Committee reviews and approves all compensation decisions for the named executive officers. The Committee meets quarterly, but the process for setting executive compensation occurs primarily at the Committee’s August meeting.

Prior to the Committee’s August meeting, our CEO reviews the performance of each executive officer (other than himself, as his performance is reviewed by the Committee) and develops recommendations for the compensation of those executives. At the August meeting, performance summaries and recommendations based on these reviews, including with respect to salary adjustments and annual short-term incentive and long-term equity award amounts, are presented to the Committee. The Committee can exercise its discretion in modifying the recommended adjustments or awards to executives. The Committee then approves the recommendations, as modified, if applicable. The Committee also reviews and approves performance goals and objectives for our CEO at this meeting and reviews his performance for the prior fiscal year. The Committee then sets his annual compensation based on these evaluations.

Our compensation philosophy guides the Committee in making executive compensation determinations. The Committee may consider a variety of factors in the course of this process, including historical compensation levels, competitive pay practices of peer companies and the relative levels of compensation among our executive officers. The Committee also may consider retention objectives, corporate performance as compared with our peer companies and the overall effectiveness of our compensation program in achieving the desired performance levels.

To assist the Committee with this process, we engaged Mercer, an outside global human resources consulting firm, to conduct an annual review of our total compensation program for our executive officers. Mercer provides the Committee with relevant market data and alternatives to consider when making compensation decisions with respect to our executive officers.

In making compensation decisions, the Committee compares each element of total compensation against compensation data derived from two sources: (1) proxy materials filed by a peer group of publicly-traded U.S. semiconductor companies, referred to as the compensation peer group, and (2) published market surveys relating to compensation practices for a broad cross-section of U.S. companies. The Committee uses both sources of data because (1) executive officer positions, other than the CEO and the CFO, may not be readily comparable to executive officer positions at other publicly-held companies and (2) the data sets reflect different ranges for compensation at the same positions. Generally speaking, the compensation represented by the compensation peer group data is higher than the compensation represented by the market survey data, especially with respect to equity awards.

The compensation peer group, which is periodically reviewed and updated by the Committee, consists of companies that the Committee believes we compete against for executive talent. For fiscal 2007, the Committee considered high technology competitors for executive talent as well as companies similar in size and scope to the Company, as measured by revenue, market value, market capitalization, PE multiple, revenue growth and EBIT margin. The companies comprising the compensation peer group are:

International Rectifier Corp.	Omnivision Technologies, Inc.
Linear Technology Corp.	Silicon Laboratories Inc.
Microchip Technology Inc.	Microsemi Corp.
Cypress Semiconductor Corp.	PMC-Sierra, Inc.
Intersil Corp.	Micrel Inc.
Integrated Device Tech, Inc.	Semtech Corp.

For comparative purposes, our revenues approximate the median annual revenues and market value of the compensation peer group companies listed above.

In determining compensation, the Committee generally seeks to set total compensation for the named executive officers at a level that is between the 50th percentile and the 75th percentile of competitive market compensation paid to similarly situated executives, as illustrated in the data sets. The two data sets reflected generally consistent data for base salaries and short-term incentive levels; however, the peer group data generally reflected significantly higher levels of equity compensation for comparable executive officer positions. Since proxy data is not available for all positions and since variations in the equity component of compensation were substantial in the proxy data between peer group companies and as compared to the survey data, Mercer combined the data sets to develop proposed ranges for equity compensation for the named executive officers. These ranges were weighted more heavily towards the survey data. The Committee approved equity compensation awards within the ranges recommended by Mercer.

As described above, the Committee also considers factors such as the responsibilities, current performance and future contributions of the individual, which could vary where a particular executive’s compensation falls within, or even outside, the target range. Consequently, we do not set total compensation or individual elements of compensation at specified levels in order to achieve a particular market position.

Consistent with our philosophy, a significant percentage of total compensation for our named executive officers is allocated to at-risk compensation. Allocation of each element of compensation is targeted to be consistent with competitive market data. The Committee reviews information provided by Mercer to determine the appropriate level and mix of incentive and equity-based compensation. Income from incentive compensation is realized as a result of the performance of the Company and/or the individual, depending on the award, compared to established goals. The value of equity-based compensation depends on the performance of our stock price. The Committee generally targets total cash compensation, which includes salary and cash incentive compensation, to be closer to the lower end of the range. The equity component is generally targeted to be higher in the range; however, given the cost of equity compensation and other factors, the equity component also fell at the lower end of the range for fiscal 2007. This resulted in total compensation approximating the 50th percentile of the competitive market data.

Elements of Executive Compensation

For the fiscal year ended June 24, 2007, the principal elements of compensation for our named executive officers were:

•	base salary;

•	performance-based cash incentive compensation;

•	long-term equity incentive compensation; and

•	other benefits and perquisites.

Base Salary

We provide our named executive officers with base salary to compensate them for services rendered during the fiscal year. Base salary ranges are determined for each executive based on his position and responsibility using market data. Base salary ranges are designed so that salary opportunities for a given position will be between the 50th percentile and the 75th percentile of the competitive market survey data. The Committee typically targets base salary to be in the lower part of this range.

In considering where to set the base salaries of executives within this range, the Committee primarily considers the Company’s performance, as well as the executive’s experience, qualifications, scope of responsibilities, the goals and objectives established for the executive, performance of the executive, competitive salary practices at peer companies and internal pay equity. Consistent with our philosophy, we increased the base salaries of our named executive officers for fiscal 2007 by up to three percent. In line with our philosophy to align pay with Company performance, these increases were less than the average market increase indicated by competitive data. Although the Committee approved a three percent increase in base salary for our CEO, he advised the Committee that in light of the Company’s performance he preferred not to receive any increase and therefore declined the increase approved by the Committee.

Performance-Based Cash Incentive Compensation

At its August meeting each year, the Committee considers whether a short-term cash incentive plan should be established for the succeeding year and, if so, approves the group of employees eligible to participate in the plan for that year. In August 2006, the Committee approved the Fiscal 2007 Management Incentive

Compensation Plan, or the 2007 Plan. The 2007 Plan provides guidelines for the calculation of cash incentive-based compensation relating to performance in fiscal 2007, subject to Committee oversight and modification.

The 2007 Plan covers certain executive officers, including the named executive officers, senior level managers who report directly to our CEO and other key managers identified by the CEO. Consistent with our compensation philosophy, the 2007 Plan is designed to link our strategic and corporate operating plans with individual performance and provide senior managers incentives to achieve greater corporate performance by focusing on the attainment of specific goals.

Target awards under the 2007 Plan are expressed as a percentage of salary and vary by position. These targets range from 35% of base salary to 70% of base salary for the named executive officers.

The target award for our CEO under the 2007 Plan was based solely on the achievement of predetermined corporate goals for the fiscal year. These goals were based on (1) meeting or exceeding revenue targets for the fiscal year and (2) meeting or exceeding net income or earnings per share targets for the fiscal year.

Awards for all other eligible positions have both annual and quarterly components. For our named executive officers other than our CEO, 60% of the award opportunity relates to the achievement of corporate goals for the fiscal year. The remaining 40% of the award opportunity for these officers relates to individual goals established quarterly.

Corporate goals under the 2007 Plan were based on (1) meeting or exceeding revenue targets for the year and (2) meeting or exceeding net income or earnings per share targets for the year. The corporate goals recommended by our CEO were approved by the Committee in August 2006. The corporate goals for each performance measure for fiscal 2007 were set at minimum, target and maximum levels.

At the beginning of each quarter, the CEO approves individual quarterly goals for the named executive officers other than himself. The individual goals are weighted in significance, totaling up to 100% of the individual award opportunity for the quarter. Individual goals for all executive officers (other than the CEO, whose goals are based solely on annual corporate performance), provide that 50% of the individual award opportunity for each quarter is dependent on achieving quarterly corporate financial targets, typically for operating income, that are set by our CEO around the time we announce financial results for the previous quarter. Other individual goals are tailored to the specific duties and responsibilities of each executive officer and are intended to focus them on achieving short-term objectives within their specific directives. In connection with Mr. Kurtzweil’s employment, which began in September 2006, we agreed that for the first four fiscal quarters of his participation in the 2007 Plan, or any follow-on plan, he would receive the portion of his quarterly incentive that was based on achievement of other individual goals independent of actual results. The quarterly performance measures are assessed at the end of each quarter and any corresponding awards are paid to eligible participants following approval of our CEO. The actual awards paid to participants vary with the level of achievement of the corresponding goals.

Payment of the annual portion of all awards under the 2007 Plan was dependent upon the achievement of the corporate financial goals for fiscal 2007. Named executive officers participating in the 2007 Plan could receive:

•	no payment for the corporate financial goals unless we achieved the minimum performance level for the fiscal year;

•

a payment of at least 50% but less than 100% of the target award opportunity for the corporate goals if we achieved or exceeded the minimum performance level but did not achieve the target performance level;

•

a payment of at least 100% but less than 150% of the target award opportunity for the corporate goals if we achieved or exceeded the target performance level but did not attain the maximum performance level; and

•	a payment of 150% of the target award opportunity for the corporate goals if we achieved or exceeded the maximum performance level.

Upon completion of the fiscal year, the Committee assessed our performance against the corporate financial objectives of the 2007 Plan, comparing the actual fiscal year results to the pre-determined minimum, target and maximum levels for each objective, and a percentage amount for the corporate goals was calculated.

For fiscal 2007, the Committee set the target level for revenue, net income and earnings per share based on the annual financial plan approved by our Board in June 2006 and updated in August 2006 when the fiscal 2007 targets were approved. In order to receive any payout based on the annual corporate financial goals, revenue, net income and earnings per share for fiscal 2007 were required to meet at least 92% of the target level. In order to receive the maximum payout, revenue was required to be at least 108% of the target level, net income at least 118% of the target level and earnings per share at least 116% of the target level.

Over the prior three fiscal years, the Company has achieved the corporate financial goals at the target level once but did not achieve the maximum performance level. The payout percentage over those three prior fiscal years ranged from 100% of the participant’s target award opportunity the first year, to 92% the second year to 0% the third year. Generally, the Committee attempts to set the minimum, target and maximum levels such that the relative difficulty of achieving the target level is consistent from year to year.

No annual awards were made to named executive officers under the 2007 Plan for performance in fiscal 2007. Named executive officers other than our CEO received payments under the 2007 Plan based on achievement of individual goals. Amounts paid to the named executive officers under the 2007 Plan are reflected in the Summary Compensation Table on page 29 under the “Non-Equity Incentive Plan Compensation” column.

Bonus Awards

In August 2007, the Committee approved special bonus payments to certain executives based on overall performance in making significant progress towards the Company’s strategic objectives, including initiating and completing the acquisition of COTCO, beginning the integration of the COTCO business and advancing the Company’s lighting strategy. The bonus payments thus approved were $50,000 to Mr. Swoboda, $25,000 to Mr. Kurtzweil and $25,000 to Dr. Palmour. These awards are reflected in the Summary Compensation Table on page 29 under the “Bonus” column.

Long-Term Equity Incentive Compensation

Equity compensation encourages our executive officers to focus on our long-term performance and provides an opportunity for these officers to increase their stake in the Company. Under the LTIP, the Committee has the authority to grant options, stock appreciation rights, restricted stock, restricted stock units and performance units. For fiscal 2007, the Committee only granted options and restricted stock.

When allocating long-term incentives, the Committee, based on competitive market analyses, currently targets a greater proportion of the total value to consist of stock options with the remaining portion in the form of restricted stock grants. Stock options only have value to the option holder when our stock price increases above the exercise price while the value of restricted shares fluctuates with our stock price.

The majority of the options granted to our named executive officers in fiscal 2007 vest ratably in annual increments over the first three years of the seven-year option term. Vesting ceases upon termination of employment and exercise rights cease 90 days thereafter, except in the case of death or disability. Vesting accelerates upon death or termination of employment due to disability, and the options may be exercised for a year after death or termination of employment due to disability unless they earlier expire. Prior to the exercise of an option, the holder has no rights as a shareholder with respect to the shares subject to the option, including voting rights and the right to receive dividends or dividend equivalents. Restricted stock awards granted to our named executive officers in fiscal 2007 vest ratably over five years from the grant date. Vesting ends upon termination of employment, and all unvested shares of restricted stock are forfeited; however, vesting accelerates upon death or termination of employment due to disability. Under the terms of an employment agreement with Mr. Swoboda, vesting of options and restricted stock awarded to him is accelerated in certain instances involving termination or a change in control as discussed below. Under the terms of a severance agreement with Mr. Kurtzweil, vesting of options and restricted stock awarded to him is accelerated in certain instances involving a change in control as discussed below.

Equity award levels are determined based on market data and vary among participants based on their positions within the Company. Under guidelines approved by the Compensation Committee, unless the Compensation Committee approves otherwise, awards to newly hired employees, including executive officers, are granted on the first business day of the calendar month following one full calendar month of regular employment. In the case of Mr. Kurtzweil, the Compensation Committee approved the grant to him of an option to purchase 70,000 shares of our common stock and an award of 20,000 shares of restricted stock as of the first day of the calendar month following the first day of his employment.

From time to time, the Committee may grant an additional award to one or more executive officers based on special circumstances. The Committee approved an additional grant of an option to purchase 10,000 shares of our common stock to Mr. McDevitt in May 2006 in connection with his assumption of the position of our interim CFO.

Options are awarded at the closing price of our common stock on Nasdaq on the date of the grant. The Committee may not grant options with an exercise price that is less than the closing price of our common stock on the grant date. At its August meeting, the Committee approves annual option grants to be made on the first business day of September with an exercise price equal to the closing price of our common stock on that day.

We award equity grants without regard to any scheduled or anticipated release of material information. We do not accelerate or delay equity grants in response to material information, nor do we delay the disclosure of information due to plans to make equity grants.

Except as noted above, grants to the named executive officers under the LTIP were determined at the Committee’s regularly scheduled August meeting in 2006 and are reflected in the Summary Compensation Table on page 29 under the “Stock Awards” and “Option Awards” columns and in the Grants of Plan-Based Awards table on page 30.

Other Benefits and Perquisites

Our named executive officers, other than Mr. Kurtzweil, received no material perquisites. In connection with recruiting Mr. Kurtzweil as our CFO, we agreed to provide him with certain perquisites relating to his relocation from Austin, Texas to Durham, North Carolina. These include a temporary housing allowance for up to one year, relocation fees, reimbursement of broker fees paid in connection with the sale of his primary residence in Austin, Texas and personal travel between Durham, North Carolina and Austin, Texas every other week for up to one year. In addition, we paid Mr. Kurtzweil a signing bonus of $62,000 in fiscal 2007 in connection with his acceptance of employment as our CFO. This bonus is subject to repayment, on a pro rata basis, if he resigns or his employment is terminated for cause within 12 months.

Our named executive officers participate in our 401(k) retirement plan and receive matching contributions consistent with other participating employees.

Attributed costs of the personal benefits described above for the named executive officers for the fiscal year ended June 24, 2007 are included in the Summary Compensation Table on page 29 under the “All Other Compensation” column.

In addition, our named executive officers are eligible to participate in other benefit programs available to our employees generally, including health and welfare plans, group term life insurance and our employee stock purchase program.

Change in Control Arrangements

We have change in control arrangements with Mr. Swoboda and Mr. Kurtzweil which provide for certain payments if their employment is terminated in connection with a change in control of the Company. These payments are intended to promote the stability and continuity of our senior management. Information regarding applicable payments under change in control arrangements with our named executive officers is provided under the heading “Potential Payments upon Termination or Change in Control” on page 33.

Section 162(m) Treatment Regarding Performance-Based Equity Awards

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that we may not be able to deduct compensation of more than $1,000,000 that is paid to certain executive officers. Performance-based compensation, within the meaning of Section 162(m), is excluded from this limitation. We seek to structure the performance-based portion of the compensation of our executive officers in a manner that complies with Section 162(m) when we consider it to be in the Company’s best interests, taking into account all relevant factors. However, the deductibility of compensation payable to our executive officers is only one among a variety of factors that the Committee may consider in determining appropriate levels or forms of compensation.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Thomas H. Werner, Chairman
James E. Dykes
Dolph W. von Arx

Summary of Cash and Certain Other Compensation

The following table summarizes the annual and long-term compensation of the Company’s chief executive officer and all other persons who served as named executive officers during fiscal 2007.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)
Charles M. Swoboda Chairman, Chief Executive Officer and President	2007	$550,000	$50,000	$239,985	$197,941	—	$3,977	$1,041,903

John T. Kurtzweil Executive Vice President—Finance, Chief Financial Officer and Treasurer (3)	2007	$258,654	$87,000	$66,499	$164,019	$35,000	$34,098	$645,270

John W. Palmour, Ph.D. Executive Vice President—Advanced Devices	2007	$215,106	$25,000	$47,997	$130,573	$9,009	$2,655	$430,340

Robert C. Glass, Ph.D. Vice President—Technology, Materials and Optoelectronics (Former Executive Vice President—Materials and Optoelectronics) (4)	2007	$240,000	$25,000	$47,997	$111,842	$22,548	$3,583	$450,970

Michael E. McDevitt Director—Financial Planning (Former Chief Financial Officer and Treasurer) (5)	2007	$198,654	$20,000	$11,678	$168,549	$16,288	$3,194	$418,363

(1)	Amounts listed in columns (e) and (f) do not reflect compensation actually received by the named executive officer. Instead, the amounts represent the amount of compensation cost recognized in fiscal 2007 in accordance with Statement of Financial Accounting Standards No. 123, as revised, “Share-Based Payment,” or FAS 123R, disregarding any adjustments for forfeiture assumptions. For a discussion of the assumptions used to value these awards, see Note 13 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended June 24, 2007.

(2)	Represents Company matching contributions to the 401(k) retirement plan, as well as a payment of $31,626 to Mr. Kurtzweil for relocation expenses, which includes a tax gross-up of $9,868 with respect to those expenses, as provided in his employment offer letter. In fiscal 2007, the respective 401(k) matching contributions for the named executive officers were as follows: Mr. Swoboda, $3,977; Mr. Kurtzweil, $2,472; Dr. Palmour, $2,655; Dr. Glass, $3,583; and Mr. McDevitt, $3,194.

(3)	Mr. Kurtzweil was appointed to the position of Executive Vice President—Finance, Chief Financial Officer and Treasurer effective September 29, 2006. Bonus payments include a $62,000 sign-on bonus. Pursuant to Mr. Kurtzweil’s employment offer letter, Mr. Kurtzweil received the portion of his quarterly non-equity incentive award under the 2007 Plan that was based on achievement of his individual goals (not including the corporate goal component) independent of actual results.

(4)	Dr. Glass was appointed to the position of Vice President—Technology, Materials and Optoelectronics effective September 25, 2006. He previously served as Executive Vice President—Materials and Optoelectronics from May 26, 2005 through September 25, 2006.

(5)	Mr. McDevitt was appointed to the position of Director—Financial Planning effective September 29, 2006. He previously served as Chief Financial Officer and Treasurer on an interim basis from May 5, 2006 through September 29, 2006.

Grants of Equity and Non-Equity Incentive Awards

The following table provides information about stock options, restricted stock awards and non-equity incentive awards granted to the named executive officers during fiscal 2007. All stock options and restricted stock awards were granted under the LTIP, and the non-equity incentive awards were granted under the 2007 Plan.

Grants of Plan-Based Awards in Fiscal 2007

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)
Charles M. Swoboda	9/1/06	8/24/06	—	—	—	30,000	75,000	$18.49	$1,196,985
		8/24/06	192,500	385,000	577,500	—	—	—	—
John T. Kurtzweil	10/2/06	9/7/06	—	—	—	20,000	70,000	$20.50	$1,087,719
		9/7/06	65,048	130,096	168,894	—	—	—	—
John W. Palmour, Ph.D.	9/1/06	8/22/06	—	—	—	6,000	25,000	$18.49	$326,995
		8/22/06	22,711	75,705	98,416	—	—	—	—
Robert C. Glass, Ph.D.	9/1/06	8/22/06	—	—	—	6,000	25,000	$18.49	$326,995
		8/22/06	27,900	93,000	120,900	—	—	—	—
Michael E. McDevitt	9/1/06	8/22/06	—	—	—	4,000	20,000	$18.49	$247,196
		8/22/06	19,500	65,000	84,500	—	—	—	—

(1)	Non-equity incentive plan award amounts represent the threshold, target and maximum amounts payable under the Company’s 2007 Plan. The actual cash bonuses earned are disclosed in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.” Mr. Kurtzweil’s possible payouts are prorated based on his hire date of September 29, 2006. For named executive officers other than Mr. Kurtzweil, the threshold payment amounts assume a performance measurement of 0% with respect to the achievement of quarterly goals, if applicable, and a performance measurement of 50% with respect to the achievement of annual corporate goals. For Mr. Kurtzweil, the threshold payment amount assumes a performance measurement of 0% with respect to the achievement of quarterly goals that are based on achievement of corporate financial goals, a guaranteed performance measurement of 100% with respect to the achievement of quarterly goals that are based on other individual goals, and a performance measurement of 50% with respect to the achievement of annual corporate goals. The target payment amounts assume a performance measurement of 100% with respect to the achievement of quarterly goals, if applicable, and a performance measurement of 100% with respect to the achievement of annual corporate goals. The maximum payment amounts assume a performance measurement of 100% with respect to the achievement of quarterly goals, if applicable, and a performance measurement of 150% with respect to the achievement of annual corporate goals. For additional information regarding the 2007 Plan, see “Compensation Discussion and Analysis” above.

(2)	With respect to the awards made to Messrs. Swoboda, Kurtzweil and McDevitt and Drs. Palmour and Glass, the restricted stock vests in five annual installments commencing on September 1, 2007, provided the recipient continues service as an employee of the Company or related Employer as defined in the LTIP or as a member of the Company’s Board of Directors.

(3)	With respect to the awards made to Messrs. Swoboda and McDevitt and Drs. Palmour and Glass, the nonqualified stock options vest in three annual installments commencing on September 1, 2007. With respect to the award made to Mr. Kurtzweil, the nonqualified stock option vests in three annual installments beginning on October 2, 2007. All option grants have a term of seven years.

Outstanding Equity Awards

The following table provides information about outstanding equity awards held by the named executive officers as of June 24, 2007.

Outstanding Equity Awards at 2007 Fiscal Year-End

	Option Awards (1)					Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($/Sh)	Option Expiration Date (13)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (18)
Charles M. Swoboda	320,000	—		$25.30	7/2/2008	54,000	(14)	$1,480,140
	80,000	—		$18.88	7/1/2009
	60,000	—		$41.97	1/3/2010
	50,000	—		$19.88	10/13/2010
	280,000	—		$34.63	2/1/2011
	50,000	—		$31.24	10/1/2011
	2,000	4,000	(3)	$25.47	9/1/2012
	—	75,000	(4)	$18.49	9/1/2013

John T. Kurtzweil	—	70,000	(5)	$20.50	10/2/2013	20,000	(15)	$548,200

John W. Palmour, Ph.D.	94,000	—		$3.81	7/1/2008	10,800	(16)	$296,028
	35,000	—		$12.51	9/3/2009
	100,000	—		$41.97	1/3/2010
	70,000	—		$71.53	7/3/2010
	35,000	—		$19.88	10/13/2010
	150,000	—		$34.63	2/1/2011
	30,000	—		$31.24	10/1/2011
	3,334	6,666	(6)	$25.47	9/1/2012
	—	25,000	(7)	$18.49	9/1/2013

Robert C. Glass, Ph.D.	45,000	—		$25.30	7/2/2008	10,800	(16)	$296,028
	10,000	—		$13.89	4/1/2009
	60,000	—		$18.88	7/1/2009
	5,000	—		$12.51	9/3/2009
	10,000	—		$19.88	7/3/2010
	20,000	—		$19.88	10/13/2010
	30,000	—		$31.24	10/1/2011
	3,334	6,666	(6)	$25.47	9/1/2012
	—	25,000	(7)	$18.49	9/1/2013

Michael E. McDevitt	12,800	3,200	(8)	$18.50	11/1/2009	4,000	(17)	$109,640
	4,800	3,200	(9)	$19.88	10/13/2010
	10,000	—		$31.24	10/1/2011
	1,667	3,333	(10)	$25.47	9/1/2012
	3,334	6,666	(11)	$30.85	5/5/2013
	—	20,000	(12)	$18.49	9/1/2013

(1)	The options listed were granted under the LTIP and its predecessor plan, the Equity Compensation Plan.

(2)	The restricted stock awards listed were granted under the LTIP.

(3)	Vests as to 2,000 shares on each of September 1, 2007 and September 1, 2008.

(4)	Vests as to 25,000 shares on each of September 1, 2007, September 1, 2008 and September 1, 2009.

(5)	Vests as to 23,334 shares on October 2, 2007 and as to 23,333 shares on each of October 2, 2008 and October 2, 2009.

(6)	Vests as to 3,333 shares on each of September 1, 2007 and September 1, 2008.

(7)	Vests as to 8,334 shares on September 1, 2007 and as to 8,333 shares on each of September 1, 2008 and September 1, 2009.

(8)	Vests on November 1, 2007.

(9)	Vests as to 1,600 shares on each of October 13, 2007 and October 13, 2008.

(10)	Vests as to 1,667 shares on September 1, 2007 and as to 1,666 shares on September 1, 2008.

(11)	Vests as to 3,333 shares on each of May 5, 2008 and May 5, 2009.

(12)	Vests as to 6,667 shares on September 1, 2007 and as to 6,666 shares on each of September 1, 2008 and September 1, 2009.

(13)	Each option expires on the earlier of the expiration date shown or 90 days after termination of the recipient’s employment, except in cases of death or termination due to a long-term disability. The option may be exercised to purchase vested shares only. Except as provided in Mr. Swoboda’s employment agreement and Mr. Kurtzweil’s severance agreement, upon termination of employment the options and restricted stock are forfeited with respect to any shares not then vested, except in cases of death or termination due to a long-term disability and with respect to a change in control unless certain conditions are met.

(14)	Awards vest as to 12,000 shares cumulatively on each of September 1, 2007, September 1, 2008, September 1, 2009 and September 1, 2010 and as to 6,000 shares on September 1, 2011.

(15)	Award vests as to 4,000 shares on each of September 1, 2007, September 1, 2008, September 1, 2009, September 1, 2010 and September 1, 2011.

(16)	Awards vest as to 2,400 shares cumulatively on each of September 1, 2007, September 1, 2008, September 1, 2009 and September 1, 2010 and as to 1,200 shares on September 1, 2011.

(17)	Award vests as to 800 shares on each of September 1, 2007, September 1, 2008, September 1, 2009, September 1, 2010 and September 1, 2011.

(18)	Market value of shares that have not vested is based on $27.41 per share (the closing price of our common stock as reported by Nasdaq on June 22, 2007).

Stock Option Exercises and Vesting of Restricted Stock

The following table provides information about vesting of restricted shares held by the named executive officers during fiscal 2007. None of the named executive officers exercised any stock options in fiscal 2007.

Option Exercises and Stock Vested in Fiscal 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Charles M. Swoboda	—	—	6,000	$110,940
John T. Kurtzweil	—	—	—	—
John W. Palmour, Ph.D.	—	—	1,200	$22,188
Robert C. Glass, Ph.D.	—	—	1,200	$22,188
Michael E. McDevitt	—	—	—	—

(1)	The value realized on vesting is based on $18.49 per share (the closing price of our common stock as reported by Nasdaq on September 1, 2006, the date on which the shares vested).

Potential Payments upon Termination or Change in Control

We have arrangements with each of Messrs. Swoboda and Kurtzweil that provide them with specified benefits if their employment is terminated under certain circumstances, as described below. In addition, our named executive officers participate in various benefit plans that may provide them with acceleration of equity awards or payments under certain circumstances, as described below.

Payments Made Upon Termination Without Cause or Resignation

for Good Reason not in Connection with a Change in Control

Pursuant to Mr. Swoboda’s employment agreement, if Mr. Swoboda’s employment is terminated by the Company without cause, except as a result of his death or long-term disability, or by Mr. Swoboda for good reason, and the termination does not occur within 12 months following a change in control, then Mr. Swoboda will receive (i) continued payment of his base salary for the period ending on the later of (a) the date 24 months following the termination date or (b) the date that the term of the agreement otherwise expires, or the Continuance Period, (ii) a lump sum payment equal to twice the average of Mr. Swoboda’s earned annual incentives for the two completed fiscal years immediately preceding the fiscal year in which the termination occurs, (iii) a lump sum payment equal to 12 times the COBRA premium in effect for the type of medical, dental and vision coverage then in effect for Mr. Swoboda and (iv) accelerated vesting with respect to 50% of his then outstanding, unvested stock options, restricted stock awards and other equity awards, other than with respect to any performance units that may be used to pay Mr. Swoboda’s annual incentive award.

Pursuant to Mr. Kurtzweil’s severance agreement, if Mr. Kurtzweil’s employment is terminated by the Company without cause or by Mr. Kurtzweil for good reason, and the termination does not occur within 12 months following a change in control, then Mr. Kurtzweil will receive (i) continued payment of his base salary for 12 months following termination of Mr. Kurtzweil’s employment and (ii) reimbursement of premiums for continuation of medical benefits for Mr. Kurtzweil and his eligible dependents under the Company’s benefit plans for 12 months.

Payments Made Upon Termination Without Cause or Resignation

for Good Reason in Connection with a Change in Control

Pursuant to Mr. Swoboda’s employment agreement, if Mr. Swoboda’s employment is terminated by the Company without cause, except as a result of his death or long-term disability, or by Mr. Swoboda for good reason, and the termination occurs within 12 months following a change in control, then he will receive (i) continued payment of his base salary for the Continuance Period, (ii) a lump sum payment of an amount equal to his current target annual incentive, prorated to the date of termination, (iii) a lump sum payment equal to twice the average of Mr. Swoboda’s earned annual incentives for the two completed fiscal years immediately preceding the fiscal year in which the termination occurs, (iv) a lump sum payment equal to 24 times the COBRA premium in effect for the type of medical, dental and vision coverage then in effect for Mr. Swoboda and (v) full accelerated vesting with respect to Mr. Swoboda’s then outstanding, unvested stock options, restricted stock awards and other equity awards, other than with respect to any performance units that may be used to pay Mr. Swoboda’s annual incentive award. In addition, if any payment or benefit Mr. Swoboda receives from the Company in connection with a change in control would be considered a parachute payment under Section 280G of the Code, Mr. Swoboda will also receive from the Company an additional payment equal to the amount of any excise tax incurred as a result of any such parachute payments, together with any income, employment and excise taxes related to the additional payment, as well as any related interest and penalties that would not have been imposed absent such payments, in an amount sufficient to restore him to the same after-tax position he would have been in if the excise tax had not been imposed.

Pursuant to Mr. Kurtzweil’s severance agreement, if Mr. Kurtzweil’s employment is terminated by the Company without cause or by Mr. Kurtzweil for good reason, and the termination occurs within 12 months following a change in control, then Mr. Kurtzweil will receive the same payments described above under

“Payments Made Upon Termination Without Cause or Resignation for Good Reason not in Connection with a Change in Control,” as well as accelerated vesting of all of his then outstanding, unvested equity awards.

Conditions to Payments

Payments receivable by Mr. Swoboda and Mr. Kurtzweil upon termination without cause or resignation for good reason, whether or not in connection with a change in control, are subject to the following conditions: (i) signing and not revoking a separation agreement and release of claims, (ii) nondisparagement of the Company, its officers and directors for a period of 12 months after termination (or for Mr. Swoboda, the Continuance Period, whichever is longer) and (iii) compliance with the confidentiality and noncompete restrictions contained in their confidential information agreements while employed by the Company and for the duration of the restrictions. Mr. Kurtzweil’s non-compete restrictions continue for one year following termination and Mr. Swoboda’s non-compete restrictions continue for one year following termination or the Continuance Period, whichever is longer.

As used above, the terms “cause” and “good reason” have the meaning ascribed to them in each of Mr. Swoboda’s and Mr. Kurtzweil’s agreements. “Change in control” generally means any of the following events:

•

Any person or group of persons becomes the beneficial owner of 20% or more of the Company’s outstanding common stock or the combined voting power of the securities of the Company entitled to vote generally in the election of its directors.

•	A sale or other disposition of all or substantially all of the Company’s assets.

•	Shareholder approval of a definitive agreement or plan to liquidate the Company.

•

A merger or consolidation of the Company with and into another entity, unless immediately following such transaction (1) more than 50% of the members of the governing body of the surviving entity were incumbent directors at the time of execution of the initial agreement providing for such transaction, (2) no person or group of persons is the beneficial owner, directly or indirectly, of 20% or more of the equity interests of the surviving entity or the combined voting power of the equity interests of the surviving entity entitled to vote generally in the election of members of its governing body and (3) more than 50% of the equity interests of the surviving entity and the combined voting power of the equity interests of the surviving entity entitled to vote generally in the election of members of its governing body is beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the shares of common stock immediately prior to such transaction in substantially the same proportions as their ownership immediately prior to such transaction.

LTIP

The Company’s LTIP provides for potential acceleration of equity awards in the event of a change in control. Upon such an event, if the successor corporation does not agree to assume the outstanding equity awards or to substitute equivalent awards, the Compensation Committee has discretion to provide for the participants in the LTIP to have the right to exercise, for a period of 15 days, their stock options or other awards as to all shares, including shares as to which the options or other awards would not otherwise be exercisable (or with respect to restricted stock or stock units, provide that all restrictions will lapse). The stock options or other awards will terminate upon the expiration of the 15-day period to the extent not exercised. In August 2007, Mr. Swoboda was granted performance units under the LTIP pursuant to which he would not be entitled to payment if there is a change in control and his employment terminates prior to the end of fiscal 2008. However, as described above, Mr. Swoboda’s employment agreement provides that if, in connection with a change in control, his employment is terminated without cause or he resigns for good reason, then his severance benefits will include a lump sum payment of an amount equal to his current target annual incentive, prorated to the date of termination.

The award agreements under the LTIP provide for accelerated vesting of nonqualified stock options and restricted stock in the event of a participant’s death or termination due to a long-term disability.

Equity Compensation Plan

While the Equity Compensation Plan has been terminated as to future grants, one named executive officer, Mr. McDevitt, holds options under the Equity Compensation Plan that have not fully vested. Mr. McDevitt’s award agreements for these options provide that these options will fully vest immediately prior to a change in control unless they are cashed out upon the change in control or assumed by one of the surviving entities of the transaction. The award agreements under the Equity Compensation Plan also provide for accelerated vesting upon Mr. McDevitt’s death or termination due to a long-term disability.

Management Incentive Compensation Plan

Pursuant to the Company’s Fiscal 2008 Management Incentive Compensation Plan, or the 2008 Plan, eligible participants generally must be employed by the Company on the payment date in order to receive payment for an award under the 2008 Plan, except in the case of death or termination due to a long-term disability or in connection with a change in control. Upon a participant’s death or termination due to a long-term disability, the participant will be entitled to receive an adjusted award for any award period in which he or she was employed by the Company as if the participant remained employed through the payment date for the award period. In the event there is a change in control during fiscal 2008, each participant’s performance measurement against individual goals for any award period ending after the effective date of the change in control will be 100% and the corporate performance measurement for the plan year will be at least 100%, regardless of whether the participant remains employed through the end of the award period. If there is a change in control and a participant’s employment terminates for any reason (other than death or long-term disability) subsequent to the change in control but prior to the payment date for an award period, the participant will be entitled to receive an award for all award periods for the plan year as if the participant remained employed through the payment date for the award period.

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of the named executive officers. Payments and benefits are estimated using the following assumptions: (i) the triggering event took place on June 22, 2007, the last business day of fiscal 2007, or the Trigger Date; (ii) the price per share of the Company’s common stock on the Trigger Date was $27.41, which represents the closing price of the Company’s common stock on the Nasdaq Global Market on such date; (iii) the terms and conditions of any agreements, plans and arrangements in effect as of the date of this proxy statement (as described above) were in effect on and applicable as of the Trigger Date notwithstanding a later approval or execution date; and (iv) all amounts are based on compensation and benefit amounts in effect as of the Trigger Date notwithstanding subsequent changes in such amounts for fiscal 2008. There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or if the actual results differ from the assumptions described herein.

Potential Payments and Benefits to Named Executive Officers upon

Termination of Employment or Change in Control

Name	Triggering Event	Type of Payment/Benefit	Amount
Charles M. Swoboda	Death or termination of employment due to long-term disability	Annual incentive award (1)	$0
		Vesting acceleration (100%) (2)	2,156,900

			$2,156,900

	Change in control (without termination of employment)	Annual incentive award (3)	$385,000
		Vesting acceleration (100%) (4)	2,156,900

			$2,541,900

	Termination without cause or resignation for good reason not in connection with a change in control (5)	Base salary (6)	$1,100,000
		Lump sum payment (7)	337,383
		Vesting acceleration (50%)	1,078,450

			$2,515,833

	Termination without cause or resignation for good reason in connection with a change in control (5)	Base salary (6)	$1,100,000
		Lump sum payment (8)	734,251
		Vesting acceleration (100%)	2,156,900

			$3,991,151

John T. Kurtzweil	Death or termination of employment due to long-term disability	Quarterly incentive award (9)	$17,308
		Annual incentive award (10)	0
		Vesting acceleration (100%) (2)	1,031,900

			$1,049,208

	Change in control (without termination of employment)	Quarterly incentive award (11)	$17,500
		Annual incentive award (11, 12)	77,596
		Vesting acceleration (100%) (4)	1,031,900

			$1,126,996

	Termination without cause or resignation for good reason not in connection with a change in control (13)	Base salary	$350,000
		Cobra premiums	13,919

			$363,919

	Termination without cause or resignation for good reason in connection with a change in control (13)	Base salary	$350,000
		Cobra premiums	13,919
		Vesting acceleration (100%)	1,031,900

			$1,395,819

Name	Triggering Event	Type of Payment/Benefit	Amount
John W. Palmour, Ph.D.	Death or termination of employment due to long-term disability	Quarterly incentive award (14)	$3,702
		Annual incentive award (15)	0
		Vesting acceleration (100%) (2)	531,959

			$535,661

	Change in control (without termination of employment)	Quarterly incentive award (11)	$7,570
		Annual incentive award (11)	45,423
		Vesting acceleration (100%) (4)	531,959

			$584,952

Robert C. Glass, Ph.D.	Death or long-term disability	Quarterly incentive award (14)	$6,572
		Annual incentive award (16)	0
		Vesting acceleration (100%) (2)	531,959

			$538,531

	Change in control (without termination of employment)	Quarterly incentive award (11)	$8,400
		Annual incentive award (11)	50,400
		Vesting acceleration (100%) (4)	531,959

			$590,759

Michael E. McDevitt	Death or long-term disability	Quarterly incentive award (14)	$4,364
		Annual incentive award (17)	0
		Vesting acceleration (100%) (2)	347,107

			$351,471

	Change in control (without termination of employment)	Quarterly incentive award (11)	$4,500
		Annual incentive award (11)	27,000
		Vesting acceleration (100%) (4, 18)	347,107

			$378,607

(1)	Estimated using 0% performance measurement based on actual results for performance period. If actual performance measurement had been 100%, in the case of death (assuming no prior leave of absence), the payment would have been $382,885 and, in the case of termination due to long-term disability (assuming 91 days prior leave of absence), the payment would have been $286,635. Actual amount will vary based on performance measurement and the duration of any leave of absence prior to death or termination due to long-term disability.

(2)	Vesting is automatically accelerated per terms of the award agreements under the LTIP, which terms apply equally to all participants.

(3)	Mr. Swoboda’s performance units award agreement provides that the performance measurement for determining his annual incentive award will be not less than 100% if a change in control occurs during the performance period.

(4)	For options and other awards under the LTIP, if the outstanding awards are not assumed by the successor in connection with a change in control, the Compensation Committee, in its discretion, may accelerate vesting of the outstanding but unvested options and awards. For purposes of this table, it has been assumed that the Compensation Committee would exercise such discretion to the fullest extent possible.

(5)	Triggering event, along with resulting benefits, defined in Mr. Swoboda’s employment agreement.

(6)	Based on an assumed Continuance Period of 24 months.

(7)	Includes a lump sum payment in the amount of $322,350, which is equal to twice the average of Mr. Swoboda’s earned annual incentives for the previous two fiscal years and a lump sum payment of $15,033 for 12 months of COBRA premiums.

(8)	Includes lump sum payments in the following amounts: (i) $381,836, which represents Mr. Swoboda’s current target annual incentive prorated to the Trigger Date; (ii) $322,350, which is equal to twice the average of Mr. Swoboda’s earned annual incentives for the previous two fiscal years; and (iii) $30,065 for 24 months of COBRA premiums.

(9)	Amount provided is payable in the case of death only. In the case of termination due to long-term disability (assuming 91 days prior leave of absence), the payment would have been $8,750.

(10)	Estimated using 0% performance measurement based on actual results for performance period. If actual performance measurement had been 100%, in the case of death (assuming no prior leave of absence), the payment would have been $77,019 and, in the case of termination due to long-term disability (assuming 91 days prior leave of absence), the payment would have been $50,769. If Mr. Kurtzweil had been employed for the full year and the actual performance measurement had been 100%, in the case of death (assuming no prior leave of absence), the payment would have been $104,423 and, in the case of termination due to long-term disability (assuming 91 days prior leave of absence), the payment would have been $78,173. Actual amount will vary based on performance measurement and the duration of any leave of absence prior to death or termination due to long-term disability.

(11)	The 2008 Plan provides that a participant’s performance measurement for determining all awards for performance periods that end after the effective date of a change in control will be not less than 100%.

(12)	Award prorated based on the number of days Mr. Kurtzweil was employed during the fiscal year. If he had been employed the entire year, this amount would have been $105,000.

(13)	Triggering event, along with resulting benefits, defined in Mr. Kurtzweil’s severance agreement.

(14)	Amount provided is payable in the case of death only. In the case of termination due to long-term disability (assuming 91 days prior leave of absence), the payment would have been $0.

(15)	Estimated using 0% performance measurement based on actual results for performance period. If actual performance measurement had been 100%, in the case of death (assuming no prior leave of absence), the payment would have been $45,173 and, in the case of termination due to long-term disability (assuming 91 days prior leave of absence), the payment would have been $33,818. Actual amount will vary based on performance measurement and the duration of any leave of absence prior to death or termination due to long-term disability.

(16)	Estimated using 0% performance measurement based on actual results for performance period. If performance measurement had been 100%, in the case of death (assuming no prior leave of absence), the payment would have been $50,123 and, in the case of termination due to long-term disability (assuming 91 days prior leave of absence), the payment would have been $37,523. Actual amount will vary based on performance measurement and the duration of any leave of absence prior to death or termination due to long-term disability.

(17)	Estimated using 0% performance measurement based on actual results for performance period. If performance measurement had been 100%, in the case of death (assuming no prior leave of absence), the payment would have been $26,852 and, in the case of termination due to long-term disability (assuming 91 days prior leave of absence), the payment would have been $20,102. Actual amount will vary based on performance measurement and the duration of any leave of absence prior to death or termination due to long-term disability.

(18)	Two of Mr. McDevitt’s outstanding but not fully vested options were granted under the Company’s Equity Compensation Plan. Mr. McDevitt’s option award agreements for these two options provide that such options will fully vest immediately prior to a change in control unless the options are cashed out upon the change in control or assumed by one of the surviving entities of the transaction. For purposes of this table, it has been assumed that the options would not be cashed out or assumed, and therefore the unvested portion would become fully vested immediately prior to the change in control.

DIRECTOR COMPENSATION

Summary of Cash and Certain Other Compensation

The following table summarizes the annual and long-term compensation of each of the Company’s non-employee directors at the end of fiscal 2007.

Director Compensation for Fiscal 2007

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Total ($)
Dolph W. von Arx (2)	$59,000	$96,712	$43,024	$198,736
James E. Dykes (3)	$58,500	$96,712	$43,024	$198,236
Clyde R. Hosein (4)	$56,000	$98,476	$43,330	$197,806
Robert J. Potter, Ph.D. (5)	$54,500	$96,712	$43,024	$194,236
Harvey A. Wagner (6)	$80,000	$96,712	$43,024	$219,736
Thomas H. Werner (7)	$56,000	$108,407	$47,194	$211,601

(1)	Represents the amount of compensation cost recognized in fiscal 2007 in accordance with FAS 123R, disregarding any adjustments for forfeiture assumptions. This includes amounts related to the annual grant of 5,000 nonqualified stock options and 5,000 shares of restricted stock on September 1, 2006, as well as compensation costs related to grants made in fiscal 2006. The exercise price of the option grants made on September 1, 2006 is $18.49, the closing price of our common stock as reported by Nasdaq on the date of grant. The full grant date fair value of each stock option award and each restricted stock award was $41,389 and $92,450, respectively, computed in accordance with FAS 123R. The awards were made under the LTIP. For a discussion of the assumptions used to value these awards, see Note 13 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended June 24, 2007.

(2)	As of June 24, 2007, Mr. von Arx had 108,000 options outstanding, of which 105,500 were exercisable. In addition, Mr. von Arx held 5,000 shares of restricted stock that vested on September 1, 2007. Lastly, Mr. von Arx deferred $25,000 of the $59,000 of fees earned in fiscal 2007 into the Cree, Inc. Directors’ Deferred Compensation Plan, or the Deferred Compensation Plan.

(3)	As of June 24, 2007, Mr. Dykes had 150,000 options outstanding, of which 147,500 were exercisable. In addition, Mr. Dykes held 5,000 shares of restricted stock that vested on September 1, 2007. Lastly, Mr. Dykes deferred $27,500 of the $58,500 of fees earned in fiscal 2007 into the Deferred Compensation Plan.

(4)	As of June 24, 2007, Mr. Hosein had 8,750 options outstanding, of which 6,250 were exercisable. In addition, Mr. Hosein held 5,000 shares of restricted stock that vested on September 1, 2007.

(5)	As of June 24, 2007, Dr. Potter had 114,000 options outstanding, of which 111,500 were exercisable. In addition, Dr. Potter held 5,000 shares of restricted stock that vested on September 1, 2007.

(6)	As of June 24, 2007, Mr. Wagner had 38,000 options outstanding, of which 35,500 were exercisable. In addition, Mr. Wagner held 5,000 shares of restricted stock that vested on September 1, 2007. Lastly, Mr. Wagner deferred $42,250 of the $80,000 of fees earned in fiscal 2007 into the Deferred Compensation Plan.

(7)	As of June 24, 2007, Mr. Werner had 7,500 options outstanding, of which 5,000 were exercisable. In addition, Mr. Werner held 5,000 shares of restricted stock that vested on September 1, 2007.

Summary of Director Compensation Program

Non-employee directors are compensated for Board service through a combination of a cash retainer, cash meeting fees and grants of restricted stock and nonqualified stock options to purchase shares of the Company’s common stock. The Company also reimburses directors for expenses incurred in serving as a director. Directors who are also employed by the Company are not separately compensated for their service on the Board.

The Company grants each non-employee director annually an option to purchase 5,000 shares with a quarterly vesting schedule corresponding to the term of service following election as a director at the annual meeting of shareholders. The Company also grants each non-employee director a restricted stock award for 5,000 shares annually which vests on the first anniversary of the grant date. Non-employee directors appointed to fill a vacancy between annual meetings of shareholders are generally granted equity awards in an amount and with vesting terms that correspond to the remaining term of service before the next annual meeting. The exercise price of all option grants is equal to the fair market value on the grant date and the maximum term of the option is seven years. Vesting of the option and restricted stock award is subject to continued service to the Company. The options generally vest during the term of service following election or appointment as a director, vesting in equal increments on the last day of each calendar quarter following election or, if earlier, upon the election of directors at the next annual meeting.

In fiscal 2007, non-employee directors were paid $2,500 for each meeting. For special Board meetings, non-employee directors were paid $1,000 for each meeting attended except where directors are requested to attend in person, in which case non-employee directors attending in person were paid $2,500. For committee meetings, non-employee directors serving on the committee were paid $1,000 for each meeting attended, except that the person serving as chair of the Audit Committee was paid $4,000 for each Audit Committee meeting attended and the chair of any other committee was paid $2,000 for each meeting of that committee attended. In addition, each non-employee director received an annual retainer of $25,000 paid in quarterly installments in advance. Effective as of September 24, 2007, non-employee directors generally will receive cash compensation by retainer, rather than a combination of retainer and meeting fees. Quarterly retainers include: $8,750 for service as a member of the Board; $1,250 for service as Lead Independent Director; $5,000 for service as Audit Committee Chair; $2,500 for service as Compensation Committee Chair; $1,250 for service as Governance and Nominations Committee Chair; $5,000 for service as a member of the Audit Committee; $2,500 for service as a member of the Compensation Committee; and $1,250 for service as a member of the Governance and Nominations Committee. Non-employee directors may receive meeting fees of $1,000 for service as a committee member or $2,000 for service as committee chair of any additional committee of the Board that may be formed in the future.

The Company’s non-employee directors may defer certain retainer payments and meeting fees to a later payment date under the Deferred Compensation Plan, which is designed to meet the requirements of Section 409A of the Code and to be exempt from the Employee Retirement Income Security Act. A participant may choose to receive payment upon his or her separation from service or at a date specified in the election. Any specified date must be at least one year later than the date the payment would have been made in the absence of a deferral election. A participant may choose to receive payment in a single lump sum in cash or in substantially equal annual cash installments for the number of years specified in the election (not to exceed ten) beginning on the designated payment date. Participants have the ability to earn “deemed” or “shadow” interest on their deferred amounts. The investment options are the same as those available under the Company’s tax-qualified Section 401(k) retirement plan. Participants direct the manner in which their deferred amounts are deemed invested among the investment options.

Compensation Committee Interlocks and Insider Participation

Messrs. Dykes, von Arx, Hosein, Potter, Wagner and Werner served on our Compensation Committee during fiscal 2007. None of these individuals has ever served as an officer or employee of the Company or any of its subsidiaries, nor were they involved in any related person transaction during fiscal 2007. No interlocking relationships existed during fiscal 2007 between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

PROPOSAL NO. 3 — RATIFICATION OF APPOINTMENT OF

INDEPENDENT AUDITORS

The Audit Committee has reappointed Ernst & Young LLP to audit the consolidated financial statements of the Company for fiscal 2008. Ernst & Young LLP was first engaged as our independent auditors for fiscal 1999 and has served as our independent auditors for each subsequent fiscal year. A representative from Ernst & Young LLP is expected to be present at the 2007 Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

Although shareholder ratification of the appointment is not required by law or the Company’s Bylaws, the Audit Committee determined that, as a matter of corporate governance, the selection of independent auditors should be submitted to the shareholders for approval. If the appointment of Ernst & Young LLP is not ratified by a majority of the shares cast at the 2007 Annual Meeting, the Audit Committee will consider the appointment of other independent auditors for subsequent fiscal years.

The Board of Directors recommends

shareholders vote FOR Proposal No. 3.

Report of the Audit Committee

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process and audits of the Company’s financial statements including its internal controls over financial reporting. The full responsibilities of the Audit Committee are described in a written charter adopted by the Board of Directors, a copy of which is posted on the Company’s website at www.cree.com. The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles, as well as expressing opinions on management’s assessment of the effectiveness of the Company’s internal controls and the auditors’ own assessment of the effectiveness of the Company’s internal controls.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements, management’s assessment and report on the effectiveness of the Company’s internal controls, the independent auditors’ attestation report on the Company’s internal controls and the processes that support certifications of the Company’s financial statements by the Company’s Chief Executive Officer and Chief Financial Officer. The Audit Committee has also discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, has considered whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining the auditors’ independence and has discussed with the auditors the auditors’ independence.

The members of the Audit Committee in carrying out their duties are not engaged in the practice of accounting and do not act as auditors. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact independent.

The Audit Committee routinely meets privately with the Company’s internal auditor and the independent auditors.

Based upon the review and discussions described in this report and, subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 24, 2007 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Harvey A. Wagner, Chairman

Clyde R. Hosein

Robert J. Potter, Ph.D.

Independent Auditor Fee Information

The fees of Ernst & Young LLP for the fiscal years shown were as follows:

	Fiscal 2007	Fiscal 2006
Audit Fees	$916,200	$603,288
Audit-Related Fees	200,000	—
Tax Fees	9,870	—
All Other Fees	1,300	640

Total	$1,127,370	$603,928

Audit Fees. This category includes fees billed for the fiscal year shown for professional services for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s quarterly reports on Form 10-Q, internal controls attestation under Section 404 of the Sarbanes-Oxley Act of 2002 and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for the relevant fiscal years.

Audit-Related Fees. This category includes fees billed in the fiscal year shown for assurance and related services that are reasonably related to the performance of the audits and reviews of the Company’s financial statements and are not reported under the category “Audit Fees.” The services comprising the fees disclosed under this category for fiscal 2007 were for due diligence work performed in connection with our acquisition of COTCO.

Tax Fees. This category includes fees billed in the fiscal year shown for professional services for tax compliance, tax planning and tax advice. The services comprising the fees disclosed under this category for fiscal 2007 were related to assistance in responding to Internal Revenue Service audit inquiries of our prior year tax returns.

All Other Fees. This category includes fees billed in the fiscal year shown for products and services provided by Ernst & Young LLP that are not reported in any other category. The services comprising the fees disclosed under this category for fiscal 2007 were for Annual Accounting Update training and for fiscal 2006 were for FAS 123R training.

All audit and permissible non-audit services provided by the Company’s independent auditors, as well as the fees for such services, must be pre-approved by the Audit Committee. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to pre-approve audit and permissible non-audit services, provided such pre-approval decisions are reported to the full Audit Committee at its next scheduled meeting. The Committee has delegated such authority to the Committee’s chairman. Any pre-approval is generally for the current fiscal year, and any pre-approval is detailed as to the particular service or category of services. All audit and non-audit services provided by the Company’s independent auditors during fiscal 2007 and fiscal 2006 were pre-approved by or on behalf of the Company’s Audit Committee.

OTHER MATTERS

Other Business

Other than the election of directors, approval of the amendments to the LTIP and ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending June 29, 2008, as described in this proxy statement, the Board of Directors presently knows of no other business to be conducted at the 2007 Annual Meeting of Shareholders. Under the Company’s Bylaws, any shareholder desiring to present a proposal for consideration at the meeting, including any director nomination, was required to give the Company written notice of the proposal by a certain date. No timely proposals have been received. Should any other business properly come before the meeting, the persons named in the accompanying form of proxy may vote the shares represented by the proxy in their discretion, except that under the rules of the Securities and Exchange Commission the accompanying proxy cannot be voted for more than seven nominees.

2008 Annual Meeting of Shareholders

Pursuant to the rules of the Securities and Exchange Commission, shareholder proposals submitted for inclusion in the Company’s proxy statement and form of proxy for the annual meeting to be held in 2008 must be received by the Company not later than May 20, 2008, and must comply with the Commission’s rules in other respects.

Other shareholder proposals to be presented at the annual meeting in 2008, including director nominations, must comply with the notice requirements of the Company’s Bylaws and be delivered to the Company not later than September 2, 2008, nor earlier than August 3, 2008. Any such proposals should be sent via means that afford proof of delivery to the Secretary at the Company’s principal executive offices.

Procedures for Director Nominations

Under the charter of the Governance and Nominations Committee, the Committee is responsible for identifying and recommending that the Board select qualified candidates for membership on the Board of Directors. In identifying candidates, the Committee takes into account such factors as it considers appropriate, which may include (a) ensuring that the Board, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise and local or community ties; (b) minimum individual qualifications, including strength of character, mature judgment, familiarity with the Company’s business and industry, independence of thought and an ability to work collegially; (c) questions of independence, possible conflicts of interest and whether a candidate has special interests or a specific agenda that would impair his or her ability to effectively represent the interests of all shareholders; (d) the extent to which the candidate would fill a present need on the Board; and (e) whether the candidate can make sufficient time available to perform the duties of a director. The Committee is also authorized to develop additional policies regarding Board size, composition and member qualification.

The Governance and Nominations Committee is responsible for evaluating suggestions concerning possible candidates for election to the Board submitted to the Company, including those submitted by Board members (including self-nominations) and shareholders. All candidates, including those submitted by shareholders, will be evaluated by the Committee on the same basis as other candidates using the Board membership criteria described above and in accordance with applicable procedures. Once candidates have been identified, the Committee will determine whether such candidates meet the minimum qualifications for director nominees.

Any shareholder desiring to present a nomination for consideration by the Governance and Nominations Committee prior to the 2008 Annual Meeting must do so in accordance with the Company’s Bylaws. See “2008 Annual Meeting of Shareholders” above.

Shareholder Communications with Directors

The Board of Directors, as a matter of policy, desires to facilitate communications between shareholders and directors to assist the Board in fulfilling its responsibilities to all shareholders. To that end the Board has established a process for use by shareholders who desire to bring matters to the Board’s attention. The process is intended to provide shareholders one means of communicating with directors and is not intended to be exclusive.

Any shareholder who desires to send a communication to members of the Board may submit it either by e-mail addressed to Corporate_Secretary@Cree.com or by mail addressed to the attention of the Corporate Secretary at Cree, Inc., 4600 Silicon Drive, Durham, North Carolina 27703. All such communications should include the number of shares beneficially owned by the person submitting the communication and his or her mailing address, telephone number and e-mail address, if any. All communications properly submitted under these procedures, except those deemed inappropriate as noted below, will be delivered to all members of the Board periodically, generally in advance of each regularly scheduled Board meeting. The Board has directed that the Secretary not forward communications which (a) are not reasonably related to the business of the Company, (b) concern individual grievances or other interests that are personal to the shareholder submitting the communication and that cannot reasonably be construed to present a matter of concern to shareholders generally or (c) under community standards, contain offensive, scurrilous or abusive content or that advocate engaging in illegal activities. If the Secretary, in his or her judgment, deems a communication inappropriate under the foregoing criteria, it will be returned to the person who submitted it together with a brief explanation of the reason why it has been deemed inappropriate for delivery.

Costs of Soliciting Proxies

The Company will bear the cost of this solicitation, including the preparation, printing and mailing of the proxy statement, proxy card and any additional soliciting materials sent by the Company to shareholders. The Company’s directors, officers and employees may solicit proxies personally or by telephone without additional compensation. The Company has engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and to provide related advice and informational support for a fee of $7,500 plus an allowance for the reimbursement of customary disbursements. The Company will also reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred in forwarding proxy soliciting materials to the beneficial owners.

Availability of Report on Form 10-K

A copy of the Company’s report on Form 10-K for the fiscal year ended June 24, 2007 (without exhibits), including financial statements, will be furnished without charge to any shareholder whose proxy is solicited hereby upon written request directed to: Director, Investor Relations, Cree, Inc., 4600 Silicon Drive, Durham, North Carolina 27703-8475.

Shareholders Sharing the Same Last Name and Address

Only one annual report and proxy statement may be delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders. We will deliver promptly upon written or oral request a separate copy of the annual report and proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered. Requests for additional copies should be directed to the Corporate Secretary by e-mail addressed to Corporate_Secretary@Cree.com, by mail addressed to the attention of the Corporate Secretary at Cree, Inc., 4600 Silicon Drive, Durham, North Carolina 27703-8475 or by telephone at (919) 313-5300. Shareholders sharing an address and currently receiving a single copy may contact the Corporate Secretary as described above to request that multiple copies be delivered in future years. Shareholders sharing an address and currently receiving multiple copies may request delivery of a single copy in future years by contacting the Corporate Secretary as described above.

Principal Executive Offices

The Company’s principal executive offices are located at 4600 Silicon Drive, Durham, North Carolina 27703-8475, and the main telephone number at that location is (919) 313-5300.

Dated: September 17, 2007

APPENDIX A

2004 LONG-TERM INCENTIVE COMPENSATION PLAN

(As amended August 21, 2007, subject to shareholder approval)

ARTICLE 1—GENERAL PROVISIONS

1.1 Establishment of Plan. Cree, Inc., a North Carolina corporation (the “Company”), hereby establishes an incentive compensation plan to be known as the “Cree, Inc. 2004 Long-Term Incentive Compensation Plan” (the “Plan”), as set forth in this document.

1.2 Purpose of Plan. The objectives of the Plan are to (i) attract and retain employees for the Company and its affiliates and directors of the Company by providing competitive compensation opportunities; (ii) provide incentives to those individuals who contribute significantly to the long-term performance and growth of the Company and its affiliates; and (iii) align the long-term financial interests of employees and directors with those of the Company’s shareholders.

1.3 Types of Awards. Awards under the Plan may be made to Eligible Participants who are employees in the form of (i) Incentive Stock Options, (ii) Nonqualified Stock Options, (iii) Stock Appreciation Rights, (iv) Restricted Stock, (v) Stock Units, (vi) Performance Units, or any combination of these. Awards under the Plan may be made to Eligible Participants who are Outside Directors in the form of (i) Nonqualified Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock, (iv) Stock Units, or any combination of these, subject to and in accordance with Section 4.2 and Article 10.

1.4 Effective Date. The Plan became effective upon approval of the Plan by the Company’s shareholders on November 4, 2004, and the date of such approval is referred to herein as the “Effective Date.”

1.5 Predecessor Plan. Upon approval of the Plan by the shareholders of the Company, no further grants may be made under the Cree, Inc. Amended and Restated Equity Compensation Plan (the “Predecessor Plan”).

ARTICLE 2—DEFINITIONS

Except where the context otherwise indicates, the following definitions apply:

2.1 “Award Agreement” means the written agreement, whether in printed or electronic form, between the Company and a Participant, evidencing an Award granted to the Participant under the Plan. The Award Agreement may be in the form of a master agreement between an Eligible Participant and the Company with respect to all or any types of Awards supplemented, with respect to a particular Award, by a notice of award issued by the Company.

2.2 “Award” means an award granted to a Participant under the Plan that is an Option, Stock Appreciation Right, Restricted Stock, Stock Unit, Performance Unit or combination of these.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Cause” means, unless provided otherwise in the Award Agreement: any conduct amounting to fraud, dishonesty, willful misconduct, negligence, significant activities materially harmful to the reputation of the Company or an Employer, insubordination or conviction of a felony or a crime involving moral turpitude, all as determined by the Committee in good faith, including but not limited to (as determined by the Committee in good faith), (i) Participant’s breach of any agreement between Participant and an Employer, (ii) Participant’s intentional or negligent failure to perform a reasonably requested directive or assignment or to perform his duties to the Employer substantially in accordance with the Employer’s operating and personnel policies and procedures generally applicable to all of its employees, or (iii) Participant’s misappropriation or attempted misappropriation of any of the Employer’s funds or property.

2.5 “Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended. All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.

2.6 “Committee” means the committee appointed by the Board to administer this Plan pursuant to Article 3.

2.7 “Company” means Cree, Inc., a North Carolina corporation, and its successors and assigns.

2.8 “Disability” means, with respect to any Incentive Stock Option, disability as determined under Section 22(e)(3) of the Code, and with respect to any other Award, unless provided otherwise in the Award Agreement, (i) with respect to a Participant who is eligible to participate in the Employer’s program of long-term disability insurance, if any, a condition with respect to which the Participant is entitled to commence benefits under such program of long-term disability insurance and which results in Termination of Employment of the Participant, and (ii) with respect to any Participant (including a Participant who is eligible to participate in the Employer’s program of long-term disability insurance, if any), a disability as determined under procedures established by the Committee or in any Award.

2.9 “Effective Date” shall have the meaning ascribed to such term in Section 1.4 hereof.

2.10 “Eligible Participant” means any employee of the Employer and any Outside Director, subject to such limitations as may be provided by the Code, the Exchange Act or the Committee, as shall be determined by the Committee.

2.11 “Employer” means the Company and any corporation or entity in which the Company owns or controls, directly or indirectly, fifty percent (50%) or more of the voting power or economic interests of such corporation or entity.

2.12 “Exchange Act” means the Securities Exchange Act of 1934, as now in effect or as hereafter amended. All citations to sections of the Exchange Act or rules thereunder are to such sections or rules as they may from time to time be amended or renumbered.

2.13 “Fair Market Value” means the fair market value of a Share, as determined in good faith by the Committee; provided, however, that unless otherwise directed by the Committee:

(a) if the Shares are listed for trading on a national securities exchange, Fair Market Value on any date shall be the last sale price reported for the Shares on such exchange on such date or, if no sale was reported on such date, on the last date preceding such date on which a sale was reported;

(b) if the Shares are listed for trading on The Nasdaq Stock Market and have been designated as a National Market System (“NMS”) security, Fair Market Value on any date shall be the last sale price reported for the Shares on such system during the regular trading session on such date or on the last day preceding such date on which a sale was reported during the regular trading session;

(c) if the Shares are listed for trading on The Nasdaq Stock Market and have not been designated a NMS Security, Fair Market Value on any date shall be the average of the highest bid and lowest asked prices of the Shares on such system during the regular trading session on such date or on the last day preceding such date on which a sale was reported during the regular trading session; or

(d) if (a), (b) and (c) do not apply, on the basis of the good faith determination of the Committee.

For purposes of subsection (a) above, if the Shares are traded on more than one national securities exchange then the following exchange shall be referenced to determine Fair Market Value: (i) the New York Stock Exchange if the Shares are then traded on such exchange and (ii) otherwise such other exchange on which Shares are traded as may be designated by the Committee.

2.14 “Incentive Stock Option” or “ISO” means an Option granted to an Eligible Participant under Article 5 of the Plan which meets the requirements of Section 422 of the Code.

2.15 “Insider” shall mean an individual who is, on the relevant date, subject to the reporting requirements of Section 16(a) of the Exchange Act.

2.16 “Nonqualified Stock Option” or “NQSO” means an Option granted to an Eligible Participant under Article 5 of the Plan that does not meet the requirements of Section 422 of the Code.

2.17 “Option” means an Incentive Stock Option or a Nonqualified Stock Option. An Option shall be designated in the applicable Award Agreement as either an Incentive Stock Option or a Nonqualified Stock Option, and in the absence of such designation, shall be treated as a Nonqualified Stock Option.

2.18 “Option Price” means the price at which a Participant may purchase a Share pursuant to an Option.

2.19 “Outside Director” means a member of the Board who is not an employee of the Company or any other Employer.

2.20 “Participant” means an Eligible Participant to whom an Award has been granted.

2.21 “Payment Date” shall have the meaning set forth in Section 5.6 of the Plan.

2.22 “Performance Unit” means an Award under Article 8 of the Plan that has a value set by the Committee (or that is determined by reference to a valuation formula specified by the Committee), which value may be paid to the Participant by delivery of such property as the Committee shall determine, including without limitation, cash or Shares, or any combination thereof, upon achievement of such performance objectives during the relevant performance period as the Committee shall establish at the time of such Award or thereafter, but not later than the time permitted by Section 162(m) of the Code in the case of Awards intended to comply with Section 162(m) of the Code.

2.23 “Plan” means the Cree, Inc. 2004 Long-Term Incentive Compensation Plan, as amended from time to time.

2.24 “Restricted Stock” means an Award of Shares under Article 7 of the Plan, which Shares are issued with such restriction(s) as the Committee, in its sole discretion, may impose, including without limitation, any restriction on the right to retain such Shares, to sell, transfer, pledge or assign such Shares, to vote such Shares, and/or to receive any cash dividends with respect to such Shares, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.25 “Restriction Period” means the period commencing on the date an Award of Restricted Stock or Stock Units is granted and ending on such date as the Committee shall determine.

2.26 “Retirement” means, unless provided otherwise in the Award Agreement, termination of employment other than for Cause after a Participant has reached the age of 55 years and has completed at least five years of service (full-time or full-time equivalent).

2.27 “Share” means one share of common stock, par value $0.00125 per share, of the Company, as such Share may be adjusted pursuant to the provisions of Section 4.3 of the Plan.

2.28 “Stock Appreciation Right” or “SAR” means an Award granted under Article 6 which provides for an amount payable in Shares and/or cash, as determined by the Committee, equal to the excess of the Fair Market Value of a Share on the day the Stock Appreciation Right is exercised over the specified purchase price.

2.29 “Stock Unit” means an Award under Article 7 of the Plan that is valued by reference to a Share, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including without limitation, cash or Shares, or any combination thereof, and that has such restriction(s) as the Committee, in its sole discretion, may impose, including without limitation, any restriction on the right to retain such Awards, to sell, transfer, pledge or assign such Awards, and/or to receive any cash dividend equivalents with respect to such Awards, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.30 “Termination of Employment” means, unless provided otherwise in the Award Agreement, the discontinuance of employment of a Participant with the Employer for any reason, whether voluntary or involuntary. The determination of whether a Participant has discontinued employment shall be made by the Committee in its sole discretion.

ARTICLE 3—ADMINISTRATION

3.1 Composition of Committee. This Plan shall be administered by the Committee. The Committee shall consist of two or more Outside Directors who shall be appointed by the Board. The Board shall fill vacancies on the Committee and may from time to time remove or add members of the Committee. The Board, in its sole discretion, may exercise any authority of the Committee under this Plan in lieu of the Committee’s exercise thereof and in such instances references herein to the Committee shall refer to the Board of Directors. Unless the Board directs otherwise, the Compensation Committee of the Board shall serve as the Committee.

3.2 Authority of the Committee.

(a) The Committee shall have the exclusive right to interpret, construe and administer the Plan, to select the persons who are eligible to receive an Award, and to act in all matters pertaining to the granting of an Award and the contents of the Award Agreement evidencing the Award, including without limitation, the determination of the number of Options, Stock Appreciation Rights, Restricted Stock, Stock Units or Performance Units subject to an Award and the form, terms, conditions and duration of each Award, and any amendment thereof consistent with the provisions of the Plan, except that Awards to Outside Directors must also be approved by the Board. The Committee may adopt such rules, regulations and procedures of general application for the administration of this Plan as it deems appropriate. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement in the manner and to the extent it shall deem desirable to carry it into effect.

(b) The Committee shall have the discretion to determine the effect upon an Award and upon an individual’s status as an employee under the Plan (including whether a Participant shall be deemed to have experienced a Termination of Employment or other change in status) and upon the vesting, expiration or forfeiture of an Award in the case of (i) any individual who is employed by an entity that ceases to qualify as an Employer, (ii) any leave of absence approved by the Employer, (iii) any transfer between locations of employment with the Employer or between Employers, (iv) any change in the Participant’s status from an employee to a consultant or member of the Board of Directors, or vice versa, and (v) any employee who, at the request of the Employer or the Company, becomes employed by any partnership, joint venture, corporation or other entity not meeting the requirements of an Employer.

(c) All actions, determinations and decisions of the Committee made or taken pursuant to grants of authority under the Plan or with respect to any questions arising in connection with the administration and interpretation of the Plan, including the severability of any and all of the provisions thereof, shall be conclusive, final and binding upon all parties, including the Company, its shareholders, Participants, Eligible Participants and their estates, beneficiaries and successors. The Committee shall consider such factors as it deems relevant to making or taking such actions, determinations and decisions including, without limitation, the recommendations or advice of any director, officer or employee of the Company and such attorneys, consultants and accountants as it may select. A Participant or other holder of an Award may contest an action, determination or decision by the Committee with respect to such person or Award only on the grounds that such action, determination or decision was arbitrary or capricious or was unlawful, and any review of such action, determination or decision shall be limited to determining whether the Committee’s decision or action was arbitrary or capricious or was unlawful.

3.3 Rules for Foreign Jurisdictions. Notwithstanding anything in the Plan to the contrary, the Committee may, in its sole discretion, amend or vary the terms of the Plan in order to conform such terms with the requirements of each non-U.S. jurisdiction where an Eligible Participant is located or to meet the goals and objectives of the Plan; establish one or more sub-plans for these purposes; and establish administrative rules and procedures to facilitate the operation of the Plan in such non-U.S. jurisdictions. For purposes of clarity, the terms and conditions contained herein which are subject to variation in a non-U.S. jurisdiction shall be reflected in a written addendum to the Plan for each Employer of a Participant located in such non-U.S. jurisdiction.

3.4 Delegation of Authority. The Committee may, at any time and from time to time, to the extent permitted by law and the Company’s Bylaws and subject to the applicable rules of any securities exchange or quotation or trading system on which Shares are traded, delegate to one or more members of the Committee or executive officers of the Company any or all of its authority under Section 3.2 and 3.3, except that the Committee may not delegate such authority with respect to Awards to members of the Board or to executive officers of the Company. The Committee may delegate the administration of the Plan to an officer or officers of the Company, and such administrator(s) may have the authority to execute and distribute Award Agreements or other documents relating to Awards granted by the Committee under the Plan, to maintain records relating to the grant, vesting, exercise, forfeiture or expiration of Awards, to process or oversee the issuance of Shares upon the exercise, vesting and/or settlement of an Award, to interpret the terms of Awards and to take such other actions as the Committee may specify, provided that the actions and interpretations of any such administrator shall be subject to review and approval, disapproval or modification by the Committee.

3.5 Award Agreements. Each Award granted under the Plan shall be evidenced by an Award Agreement. Each Award Agreement shall be subject to and incorporate, by reference or otherwise, the applicable terms and conditions of the Plan, and any other terms and conditions, not inconsistent with the Plan, as may be directed by the Committee, including without limitation, provisions related to the consequences of Termination of Employment. A copy of such document shall be provided to the Participant, and the Committee may, but need not, require that the Participant sign a copy of the Award Agreement or otherwise confirm the Participant’s acceptance of the provisions of the Award Agreement. The Participant shall in any event be deemed to have accepted the provisions of an Award Agreement delivered to the Participant with respect to an Award by exercising the Award or receiving any benefits thereunder.

3.6 Indemnification. In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee and any persons acting on its behalf pursuant to authority delegated by the Committee shall be indemnified by the Company against reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted thereunder, and against all amounts paid by them in settlement thereof, provided such settlement is approved by independent legal counsel selected by the Company, or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except as to matters as to which the person seeking indemnification has been negligent or engaged in misconduct in the performance of his or her duties; provided, that within sixty (60) days after institution of any such action, suit or proceeding, the person seeking indemnification shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

ARTICLE 4—SHARES SUBJECT TO THE PLAN

4.1 Aggregate Limits.

(a) Subject to adjustment as provided in Section 4.3, the aggregate number of Shares which may be issued pursuant to Awards under this Plan is (i) 5,200,000 plus (ii) the number of Shares which, immediately prior to the Effective Date, were authorized for issuance under the Predecessor Plan and are not thereafter used for awards under the Predecessor Plan. Shares described in clause (ii) above include Shares which, immediately prior to the Effective Date, were authorized for issuance under the Predecessor Plan and either (x) were not subject to then outstanding awards or (y) were subject to then outstanding awards that subsequently expire, are canceled or otherwise terminate unexercised for any reason.

(b) Subject to adjustment as provided in Section 4.3, no more than an aggregate of 1,400,000 Shares authorized by subsection (a) may be issued pursuant to Awards of Restricted Stock, Stock Units or Performance Units.

(c) If for any reason any Shares awarded or subject to purchase under this Plan are not delivered or purchased, or are reacquired by the Company, for reasons including, but not limited to, a forfeiture of Restricted Stock or a Stock Unit or the termination, expiration or cancellation of an Option, Stock Appreciation Right or Performance Unit, such Shares (“Returned Shares”) shall again be available for issuance pursuant to an Award under the Plan. The determination of the number of issued Shares that again become available for issuance with respect to grants of Incentive Stock Options pursuant to this Section 4.1 shall be made in accordance with the requirements of Treas. Reg. section 1.422-2(b)(3).

4.2 Individual Limits.

(a) Tax Code Limits. Except to the extent the Committee determines that an Award shall not comply with the performance-based compensation provisions of Section 162(m) of the Code: (i) the aggregate number of Shares subject to Options or Stock Appreciation Rights granted under this Plan in any one fiscal year to any one Participant shall not exceed 300,000; (ii) the aggregate number of Shares subject to Restricted Stock or Stock Unit Awards granted under this Plan in any one fiscal year to any one Participant shall not exceed 100,000; and (iii) the aggregate value of Performance Unit Awards (valued as of the grant date) that may be granted in any one fiscal year to any one Participant shall not exceed the Fair Market Value of 100,000 Shares.

(b) Awards to Outside Directors. Awards to Outside Directors may be in the form of Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Stock Units or a combination thereof. The aggregate number of Shares subject to Restricted Stock or Stock Units granted under this Plan in any one fiscal year to any Outside Director shall not exceed 10,000. The aggregate number of Shares subject to Awards of any type granted under this Plan in any one fiscal year to any Outside Director shall not exceed 20,000.

4.3 Adjustment of Shares. If any change in corporate capitalization, such as a stock split, reverse stock split, or stock dividend; or any corporate transaction such as a reorganization, reclassification, merger or consolidation or separation, including a spin-off, of the Company or sale or other disposition by the Company of all or a portion of its assets, any other change in the Company’s corporate structure, or any distribution to shareholders (other than a cash dividend) results in the outstanding Shares, or any securities exchanged therefor or received in their place, being exchanged for a different number or class of shares or other securities of the Company, or for shares of stock or other securities of any other corporation (including unpaired shares replacing paired Shares); or new, different or additional shares or other securities of the Company or of any other corporation being received by the holders of outstanding Shares; then equitable adjustments shall be made by the Committee, as it determines are necessary and appropriate, in:

(a) the number of Shares that may be awarded as set forth in Section 4.1;

(b) the limitations on the aggregate number of Shares that may be awarded to any one single Participant as set forth in Section 4.2;

(c) the number and class of Shares that may be subject to an Award, and which have not been issued or transferred under an outstanding Award;

(d) the Option Price under outstanding Options and the number of Shares to be transferred in settlement of outstanding Stock Appreciation Rights; and

(e) the terms, conditions or restrictions of any Award and Award Agreement, including the price payable for the acquisition of Shares; provided, however, that all such adjustments made in respect of each ISO shall be accomplished so that such Option shall continue to be an incentive stock option within the meaning of Section 422 of the Code.

ARTICLE 5—STOCK OPTIONS

5.1 Grant of Options. Subject to the provisions of the Plan, Options may be granted to Eligible Participants at any time and from time to time as shall be determined by the Committee. The Committee shall have sole discretion in determining the number of Shares subject to Options granted to each Participant. The Committee may grant a Participant ISOs, NQSOs or a combination thereof, and may vary such Awards among Participants; provided that only an employee may be granted ISOs.

5.2 Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains and such other provisions as the Committee shall determine. The Award Agreement shall further specify whether the Award is intended to be an ISO or an NQSO. Any portion of an Option that is not designated as an ISO or otherwise fails or is not qualified as an ISO (even if designated as an ISO) shall be an NQSO.

5.3 Option Price. The Option Price for each grant of an Option shall not be less than the Fair Market Value of a Share on the date the Option is granted.

5.4 Duration of Options. Each Option shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the seventh (7th) anniversary of its grant date.

5.5 Exercise of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, including conditions related to the employment of or provision of services by the Participant with the Company or any Employer, which need not be the same for each grant or for each Participant. The Committee may provide in the Award Agreement for automatic accelerated vesting and other rights upon the occurrence of such events as are specified in the Award Agreement. In addition, the Committee may provide in the Award Agreement for the deferral of gains related to an exercise or may establish a cap on the maximum earnings a Participant can realize from exercise.

5.6 Payment. Options shall be exercised by the delivery of written or electronic notice of exercise to the Company or its designated representative, setting forth the number of Shares with respect to which the Option is to be exercised and satisfying any requirements that the Committee may establish in or pursuant to the Award Agreement from time to time. Unless otherwise authorized by the Committee, no Shares shall be delivered, whether in certificated or uncertificated form, until the full Option Price has been paid. Full payment of the Option Price (less any amount previously received from the Participant to acquire the Option) must be made on or prior to the Payment Date, as defined below. The Option Price shall be payable to the Company either: (a) in cash, (b) cash equivalent approved by the Committee, (c) if approved by the Committee, by tendering previously acquired Shares (or delivering a certification or attestation of ownership of such Shares) having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the tendered Shares must have been held by the Participant for any period required by the Committee), or (d) by a combination of (a), (b) or (c). The Committee also may allow cashless exercises as permitted under Regulation T of the Federal Reserve Board, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan’s purpose and applicable law. “Payment Date” shall mean the date on which a sale transaction in a cashless exercise (whether or not payment is actually made pursuant to a cashless exercise) would have settled in connection with the subject option exercise.

5.7 Nontransferability of Options.

(a) Incentive Stock Options. No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

(b) Nonqualified Stock Options. Except as otherwise provided in a Participant’s Award Agreement consistent with securities and other applicable laws, rules and regulations, no NQSO granted under this Article 5 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, all NQSOs granted to a Participant under this Article 5 shall be exercisable during his or her lifetime only by such Participant.

5.8 Special Rules for ISOs. Notwithstanding the above, in no event shall any Participant who owns (within the meaning of Section 424(d) of the Code) stock of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company be eligible to receive an ISO at an Option Price less than one hundred ten percent (110%) of the Fair Market Value of a share on the date the ISO is granted or be eligible to receive an ISO that is exercisable later than the fifth (5th) anniversary date of its grant. No Participant may be granted ISOs (under the Plan and all other incentive stock option plans of the Employer) which are first exercisable in any calendar year for Shares having an aggregate Fair Market Value (determined as of the date an Option is granted) that exceeds $100,000.

ARTICLE 6—STOCK APPRECIATION RIGHTS

6.1 Grant of SARs. A Stock Appreciation Right may be granted to an Eligible Participant in connection with an Option granted under Article 5 of this Plan or may be granted independently of any Option. A Stock Appreciation Right shall entitle the holder, within the specified period, to exercise the SAR and receive in exchange a payment having an aggregate value equal to the amount by which the Fair Market Value of a Share exceeds the exercise price, times the number of Shares with respect to which the SAR is exercised. A SAR granted in connection with an Option (a “Tandem SAR”) shall entitle the holder of the related Option, within the period specified for the exercise of the Option, to surrender the unexercised Option, or a portion thereof, and to receive in exchange therefore a payment having an aggregate value equal to the amount by which the Fair Market Value of a Share exceeds the Option price per Share, times the number of Shares under the Option, or portion thereof, which is surrendered.

6.2 Tandem SARs. Each Tandem SAR shall be subject to the same terms and conditions as the related Option, including limitations on transferability, shall be exercisable only to the extent such Option is exercisable and shall terminate or lapse and cease to be exercisable when the related Option terminates or lapses. The grant of Stock Appreciation Rights related to ISOs must be concurrent with the grant of the ISOs. With respect to NQSOs, the grant either may be concurrent with the grant of the NQSOs, or in connection with NQSOs previously granted under Article 5, which are unexercised and have not terminated or lapsed.

6.3 Payment. The Committee shall have sole discretion to determine in each Award Agreement whether the payment with respect to the exercise of an SAR will be in the form of cash, Shares, or any combination thereof. If payment is to be made in Shares, the number of Shares shall be determined based on the Fair Market Value of a Share on the date of exercise. If the Committee elects to make full payment in Shares, no fractional Shares shall be issued and cash payments shall be made in lieu of fractional shares. The Committee shall have sole discretion to determine in each Award Agreement the timing of any payment made in cash or Shares, or a combination thereof, upon exercise of SARs. Payment may be made in a lump sum, in annual installments or may be otherwise deferred; and the Committee shall have sole discretion to determine in each Award Agreement whether any deferred payments may bear amounts equivalent to interest or cash dividends.

6.4 Exercise Price and Exercise of SARs. The exercise price for each grant of an SAR shall not be less than the Fair Market Value of a Share on the date the SAR is granted. Upon exercise of an SAR, the number of Shares subject to exercise under any related Option shall automatically be reduced by the number of Shares represented by the Option or portion thereof which is surrendered.

ARTICLE 7—RESTRICTED STOCK AND STOCK UNITS

7.1 Grants of Restricted Stock and Stock Units. Restricted Stock Awards and Stock Unit Awards may be made to Eligible Participants as an incentive for the performance of future services that the Committee in its sole discretion determines will contribute materially to the successful operation of the Employer. Subject to Section 4.2 with respect to grants to Outside Directors, Awards of Restricted Stock or Stock Units may be made either alone or in addition to or in tandem with other Awards granted under the Plan and may be current grants of Restricted Stock or Stock Units or deferred grants of Restricted Stock or Stock Units.

7.2 Restricted Stock/Stock Unit Award Agreement.

(a) In General. The Restricted Stock/Stock Unit Award Agreement shall set forth the terms of the Award, as determined by the Committee, including, without limitation, the purchase price, if any, to be paid for such Restricted Stock or Stock Unit, which may be more than, equal to, or less than Fair Market Value of a Share and may be zero, subject to such minimum consideration as may be required by applicable law; any restrictions applicable to the Restricted Stock or Stock Unit such as continued service or achievement of performance goals; the length of the Restriction Period and whether any circumstances will shorten or terminate the Restriction Period; and rights of the Participant during the Restriction Period to vote and receive dividends in the case of Restricted Stock, or to receive dividend equivalents in the case of Stock Units that accrue dividend equivalents.

(b) Minimum Restriction Periods. All grants of Restricted Stock or Stock Units shall have a Restriction Period of at least three (3) years, except that (i) the Restriction Period for any Award may be shortened pursuant to the Award Agreement in connection with death, Disability or Retirement or pursuant to Section 14.5, (ii) Awards with restrictions based upon achievement of performance goals shall have a Restriction Period of at least one (1) year, and (iii) Awards to Outside Directors shall have a Restriction Period of at least one (1) year (or, in the case of an initial Award to an Outside Director appointed to fill a vacancy of the Board of Directors, such shorter period as may be approved by the Committee), provided that the aggregate number of Shares issued to Outside Directors pursuant to Awards having Restriction Periods of less than three (3) years shall not exceed five percent (5%) of the aggregate number of Shares authorized for issuance under the Plan.

(c) Execution of Award Agreements. Notwithstanding Section 3.5, a Restricted Stock or Stock Unit Award must be accepted within a period of sixty (60) days, or such other period as the Committee may specify, by executing a Restricted Stock/Stock Unit Award Agreement and paying whatever price, if any, is required. The prospective recipient of a Restricted Stock or Stock Unit Award shall not have any rights with respect to such Award, unless and until such recipient has executed a Restricted Stock/Stock Unit Award Agreement and has delivered a fully executed copy thereof to the Company, and has otherwise complied with the applicable terms and conditions of such Award.

7.3 Nontransferability. Except as otherwise provided in this Article 7 or in a Participant’s Award Agreement, no shares of Restricted Stock or Stock Units received by a Participant shall be sold, exchanged, transferred, pledged, assigned, hypothecated or otherwise disposed of during the Restriction Period or, in the case of Stock Units, either during or after the Restriction Period, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, a Participant’s rights under an Award of Restricted Stock or Stock Units shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative.

7.4 Certificates. Upon an Award of Restricted Stock to a Participant, Shares of Restricted Stock shall be registered in the Participant’s name. Certificates, if issued, may either be held in custody by the Company until the Restriction Period expires or until restrictions thereon otherwise lapse and/or be issued to the Participant and registered in the name of the Participant, bearing an appropriate restrictive legend and remaining subject to appropriate stop-transfer orders. If required by the Committee, the Participant shall deliver to the Company one or more stock powers endorsed in blank relating to the Restricted Stock. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock subject to such Restriction Period, unrestricted certificates for such shares shall be delivered to the Participant; provided, however, that the Committee may cause such legend or legends to be placed on any such certificates as it may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission and any applicable federal or state law.

7.5 Dividends and Other Distributions. Except as provided in this Article 7 or in the Award Agreement, a Participant receiving a Restricted Stock Award shall have, with respect to such Restricted Stock Award, all of the rights of a shareholder of the Company, including the right to vote the Shares to the extent, if any, such Shares possess voting rights and the right to receive any dividends; provided, however, the Committee may require that any dividends on such Shares of Restricted Stock shall be automatically deferred and reinvested in additional Restricted Stock subject to the same restrictions as the underlying Award, or may require that dividends and other distributions on Restricted Stock shall be paid to the Company for the account of the Participant and held pending and subject to the vesting of the applicable Shares. The Committee shall determine whether interest shall be paid on such amounts, the rate of any such interest, and the other terms applicable to such amounts. A Participant receiving a Stock Unit Award shall not possess voting rights and shall accrue dividend equivalents on such Units to the extent provided in the Award Agreement relating to the Award. The Committee may require that such dividend equivalents shall be subject to the same restrictions on vesting and payment as the underlying Award. In addition, with respect to Awards intended to qualify for the performance-based compensation provisions of Section 162(m) of the Code, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to Restricted Stock such that the dividends and/or Restricted Stock maintain eligibility for such provisions.

ARTICLE 8—PERFORMANCE UNITS

8.1 Grant of Performance Units. Performance Units may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

8.2 Value of Performance Units. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Units that will be paid out to the Participant. For purposes of this Article 8, the time period during which the performance goals must be met shall be called a “Performance Period.”

8.3 Earning of Performance Units. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units shall be entitled to receive a payout of the number and value of Performance Units earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

8.4 Form and Timing of Payment of Performance Units. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Units in the form of cash or in Shares (or in a combination thereof) that has an aggregate Fair Market Value equal to the value of the earned Performance Units at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions in the Award Agreement deemed appropriate by the Committee. The determination of the Committee with respect to the form and timing of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award. Except as otherwise provided in the Participant’s Award Agreement, a Participant shall be entitled to receive any dividends declared with respect to earned grants of Performance Units that are being settled in Shares and that have not yet been distributed to the Participant (such dividends may be subject to the same accrual, forfeiture, and payout restrictions as apply to dividends earned with respect to Stock Units, as set forth in Section 7.5 herein). In addition, unless otherwise provided in the Participant’s Award Agreement, a Participant shall be entitled to exercise full voting rights with respect to such Shares.

8.5 Nontransferability. Except as otherwise provided in a Participant’s Award Agreement, Performance Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

ARTICLE 9—PERFORMANCE MEASURES

9.1 Approved Measures. Until the Committee proposes for shareholder vote and shareholders approve a change in the general performance measures set forth in this Article 9, the attainment of which may determine the degree of payout and/or vesting with respect to Awards that are intended to qualify under the performance-based compensation provisions of Section 162(m) of the Code, the performance measure(s) to be used for purposes of such Awards shall be chosen from among the following: earnings, earnings per share, consolidated pre-tax earnings, net earnings, operating income, EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization), gross margin, revenues, revenue growth, market value added, economic value added, return on equity, return on investment, return on assets, return on net assets, return on capital employed, total shareholder return, profit, economic profit, after-tax profit, pre-tax profit, cash flow measures, cash flow return, sales, sales volume, stock price, cost, and/or unit cost. The Committee can establish other performance measures for Awards granted to Eligible Participants that are not intended to qualify under the performance-based compensation provisions of Section 162(m) of the Code.

9.2 Adjustments to Measures. The Committee shall be authorized to make adjustments in performance-based criteria or in the terms and conditions of other Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles. In the case of Awards that are intended to qualify under the performance-based compensation provisions of Section 162(m) of the Code, such adjustments shall be made in accordance with guidelines established by the Committee at the time the performance-based Award is granted (or within such period thereafter as may be permissible under Section 162(m) of the Code). The Committee shall also have the discretion to adjust the determinations of the degree of attainment of the pre-established performance goals; provided, however, that Awards which are designed to qualify for the performance-based compensation exception from the deductibility limitations of Section 162(m) of the Code, and which are held by executive officers, may not be adjusted upward (the Committee shall retain the discretion to adjust such Awards downward).

9.3 Use of Other Measures. If changes in applicable laws or regulations permit the Committee, in the case of Awards intended to qualify under the performance-based compensation provisions of Section 162(m) of the Code, discretion to use performance measures other than those listed in Section 9.1 without obtaining shareholder approval of such changes, the Committee may make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards which shall not qualify for the performance-based compensation exception from the deductibility limitations of Section 162(m) of the Code, the Committee may make such grants without satisfying the requirements of Section 162(m) of the Code.

ARTICLE 10—AWARDS TO NON-EMPLOYEE DIRECTORS

An Outside Director may be granted one or more Awards of Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Stock Units or a combination thereof in any fiscal year, subject to the limitations of Section 4.2. The number of Shares subject to such Awards, any formula pursuant to which such number shall be determined, the date of grant and the vesting, expiration and other terms applicable to such

Awards shall be recommended from time to time by the Committee and approved by the Board and shall be subject to the terms of this Plan applicable to Awards in general. Outside Directors may receive Awards under the Plan only as provided in this Article 10.

ARTICLE 11—BENEFICIARY DESIGNATION

If and to the extent permitted by the Committee, each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. If any such designation is permitted, the Committee shall, in its sole discretion, establish rules and procedures for such designations. Unless different rules and procedures are established by the Committee, each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with a designated representative of the Committee during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

ARTICLE 12—DEFERRALS

The Committee may permit or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option or SAR, the lapse or waiver of restrictions with respect to Restricted Stock, or the satisfaction of any requirements or goals with respect to Stock Units. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such deferrals, and the Committee may provide for such arrangements, including conversion to another form of Award that is available under the Plan and has equivalent value, as it deems necessary in order to permit the deferral of taxes in connection with such deferral by the Participant.

ARTICLE 13—WITHHOLDING

13.1 Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan. The Company shall not be required to issue Shares or to recognize the disposition of such Shares until such obligations are satisfied.

13.2 Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of Awards granted hereunder, to the extent permitted or required by the Committee, these obligations may or shall be satisfied by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to not more than the minimum amount of tax required to be withheld with respect to the transaction. All such elections shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

ARTICLE 14—AMENDMENT AND TERMINATION

14.1 Amendment of Plan. Except as otherwise provided in this Section 14.1, the Committee or the Board may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any Awards previously granted under the Plan, unless the affected Participants consent in writing. Neither the Committee nor the Board may, without approval of the shareholders of the Company, amend the Plan to (i) materially increase benefits accruing to Participants under the Plan, (ii) materially increase the number of Shares which may be issued under the Plan or (iii) materially modify the requirements for participation in the Plan. The Company will also obtain the approval of the shareholders before amending the Plan to the extent required by Section 162(m) or Section 422 of the Code or the rules of any securities exchange or quotation or trading system on which Shares are traded or other applicable law.

14.2 Amendment of Award; Repricing. The Committee may, at any time, amend outstanding Awards in a manner not inconsistent with the terms of the Plan; provided, however, that: (i) if such amendment is adverse to the Participant, as determined by the Committee, the amendment shall not be effective unless and until the Participant consents, in writing, to such amendment, except as provided in Section 14.4 or in the Award Agreement; and (ii) the Committee shall not have the authority to decrease the exercise price of any outstanding Option or SAR, nor award any Option or SAR in replacement of a canceled Option or SAR with a higher exercise price, except in accordance with Section 4.3 or unless such an amendment is approved by the shareholders of the Company. To the extent not inconsistent with the terms of the Plan and the foregoing, the Committee may, at any time, amend an outstanding Award Agreement in a manner that is not unfavorable to the Participant without the consent of such Participant.

14.3 Termination of Plan. No Awards shall be granted under the Plan after June 28, 2009, but Awards theretofore granted may extend beyond that date.

14.4 Cancellation of Awards.

(a) The Committee may, in its sole discretion, provide in the Award Agreement that if a Participant engages in any “Detrimental Activity” (as defined below), the Committee may, notwithstanding any other provision in this Plan to the contrary, cancel, rescind, suspend, withhold or otherwise restrict or limit any unexpired, unexercised, unpaid or deferred Award as of the first date the Participant engages in the Detrimental Activity, unless sooner terminated by operation of another term of this Plan or any other agreement. Without limiting the generality of the foregoing, the Award Agreement may also provide that if the Participant exercises an Option or SAR, receives a Performance Unit payout, receives or vests in Shares under an Award or vests in or receives a payout under a Stock Unit at any time during the period beginning six months prior to the date the Participant first engages in Detrimental Activity and ending six months after the date the Participant ceases to engage in any Detrimental Activity, the Participant shall be required to pay to the Company the excess of the then fair market value of the Shares subject to the Award over the total price paid by the Participant for such Shares.

(b) For purposes of this Section, except to the extent provided otherwise in the Award Agreement, “Detrimental Activity” means any of the following, as determined by the Committee in good faith: (i) the violation of any agreement between the Company or any Employer and the Participant relating to the disclosure of confidential information or trade secrets, the solicitation of employees, customers, suppliers, licensees, licensors or contractors, or the performance of competitive services; (ii) conduct that constitutes Cause (as defined in Section 2.4 above), whether or not the Participant’s employment is terminated for Cause; (iii) making, or causing or attempting to cause any other person to make, any statement, either written or oral, or conveying any information about the Company or any other Employer which is disparaging or which in any way reflects negatively upon the Company or the Employer; (iv) improperly disclosing or otherwise misusing any confidential information regarding the Company or any Employer; or (v) the refusal or failure of a Participant to provide, upon the request of the Company, a certification, in a form satisfactory to the Company, that he or she has not engaged in any activity described in clauses (i)-(iv).

14.5 Assumption or Acceleration of Awards. In the event of a proposed sale of all or substantially all of the assets or stock of the Company, the merger of the Company with or into another corporation such that shareholders of the Company immediately prior to the merger exchange their shares of stock in the Company for cash and/or shares of another entity or any other corporate transaction to which the Committee deems this provision applicable, each Award shall be assumed or an equivalent Award shall be substituted by the successor corporation or a parent or subsidiary of such successor corporation (and adjusted as appropriate), unless such successor corporation does not agree to assume the Award or to substitute an equivalent award, in which case the

Committee may, in lieu of such assumption or substitution, provide for the Participant to have the right to exercise the Option or other Award as to all Shares, including Shares as to which the Option or other Award would not otherwise be exercisable (or with respect to Restricted Stock or Stock Units, provide that all restrictions shall lapse). If the Committee makes an Option or other Award fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets or stock or other corporate transaction, the Committee shall notify the Participant that, subject to rescission if the merger, sale of assets or stock or other corporate transaction is not successfully completed within a certain period, the Option or other Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice (or such other period as provided by the Committee), and, to the extent not exercised, the Option or other Award will terminate upon the expiration of such period.

ARTICLE 15—MISCELLANEOUS PROVISIONS

15.1 Restrictions on Shares. All certificates for Shares delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules and regulations of the Securities and Exchange Commission, any securities exchange or quotation or trading system on which Shares are traded and any applicable federal, state, local or foreign laws, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. In making such determination, the Committee may rely upon an opinion of counsel for the Company. Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any Shares under the Plan or make any other distribution of the benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or quotation or trading system on which Shares are traded.

15.2 Rights of a Shareholder. Except as otherwise provided in Article 7 of the Plan and in the Restricted Stock Award Agreement, each Participant who receives an Award of Restricted Stock shall have all of the rights of a shareholder with respect to such Shares, including the right to vote the Shares to the extent, if any, such Shares possess voting rights and receive dividends and other distributions. Except as provided otherwise in the Plan or in an Award Agreement, no Participant shall have any rights as a shareholder with respect to any Shares covered by an Award prior to the date of issuance to him or her of a certificate or certificates for such Shares.

15.3 No Implied Rights. Nothing in the Plan or any Award granted under the Plan shall confer upon any Participant any right to continue in the service of the Employer, or to serve as a member of the Board, or interfere in any way with the right of the Employer to terminate his or her employment or other service relationship at any time. Except to the extent approved by the Board, no Award granted under the Plan shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan, severance program, or other arrangement of the Employer for the benefit of its employees. No Participant shall have any claim to an Award until it is actually granted under the Plan. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall, except as otherwise provided by the Committee, be no greater than the right of an unsecured general creditor of the Company.

15.4 Compliance with Laws. At all times when the Committee determines that compliance with Section 162(m) of the Code is required or desirable, all Awards granted under this Plan shall comply with the requirements of Section 162(m) of the Code. In addition, in the event that changes are made to Section 162(m) of the Code to permit greater flexibility with respect to any Awards under the Plan, the Committee may, subject to the requirements of Article 14, make any adjustments it deems appropriate. The Plan and the grant of Awards shall be subject to all applicable federal, state local and foreign laws, rules, and regulations and to such approvals by any government or regulatory agency as may be required.

15.5 Successors. The terms of the Plan shall be binding upon the Company, and its successors and assigns.

15.6 Tax Elections. Each Participant shall give the Committee prompt written notice of any election made by such Participant under Section 83(b) of the Code or any similar provision thereof. Notwithstanding the preceding sentence, the Committee may condition any award on the Participant’s not making an election under Section 83(b) of the Code.

15.7 Legal Construction.

(a) Severability. If any provision of this Plan or an Award Agreement is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would result in the Plan or any Award Agreement not complying with any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award Agreement, it shall be stricken and the remainder of the Plan or the Award Agreement shall remain in full force and effect.

(b) Gender and Number. Where the context permits, words in any gender shall include the other gender, words in the singular shall include the plural and words in the plural shall include the singular.

(c) Governing Law. To the extent not preempted by federal law, the Plan and all Award Agreements hereunder, shall be construed in accordance with and governed by the substantive laws of the State of North Carolina.

CREE, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE 2007 ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Charles M. Swoboda and Adam H. Broome, and each of them individually, as proxies and attorneys-in-fact of the undersigned, with full power of substitution, to represent the undersigned and to vote, in accordance with the directions in this proxy, all of the shares of stock of Cree, Inc. which the undersigned is entitled to vote at the 2007 Annual Meeting of Shareholders of Cree, Inc. to be held at the offices of the corporation at 4425 Silicon Drive, Durham, North Carolina 27703, on Thursday, November 1, 2007, at 10:00 a.m. local time, and at any and all adjournments thereof.

Shares represented by this proxy will be voted as directed on the reverse. Unless a contrary direction is indicated, the shares will be voted FOR election of the director nominees listed on the reverse, FOR the approval of the amendments to the 2004 Long-Term Incentive Compensation Plan and FOR the ratification of the appointment of Ernst & Young LLP as the independent auditors of the corporation for the fiscal year ending June 29, 2008, and, in the discretion of the persons acting pursuant to this proxy, on any other matters that properly come before the meeting or any adjournments thereof, all as more specifically set forth in the Notice of Annual Meeting and Proxy Statement dated September 17, 2007, receipt of which is hereby acknowledged.

(Please sign and date on the reverse side and promptly return in the enclosed envelope.)

ANNUAL MEETING OF SHAREHOLDERS OF

CREE, INC.

November 1, 2007

PROXY VOTING INSTRUCTIONS

MAIL—Date, sign and mail your proxy card in the envelope provided as soon as possible. -or-	COMPANY NUMBER
TELEPHONE—Call toll-free 1-800-PROXIES from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. -or-	ACCOUNT NUMBER
INTERNET—Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

Please detach along perforated line and mail in the envelope provided

IF you are not voting via telephone or the Internet.

CONTINUED FROM OTHER SIDE. NOT VALID UNLESS SIGNED AND DATED.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR

VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ☒

			FOR	AGAINST	ABSTAIN
1. Election of Directors: ☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FORALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: o Charles M. Swoboda o John W. Palmour, Ph.D. o Dolph W. von Arx o James E. Dykes o Clyde R. Hosein o Harvey A. Wagner o Thomas H. Werner	2. Approval of amendments to the 2004 Long-Term Incentive Compensation Plan	☐	☐	☐
			FOR	AGAINST	ABSTAIN
		3. Ratification of the appointment of ERNST & YOUNG LLP as independent auditors for the fiscal year ending June 29, 2008	☐	☐	☐

Any proxy heretofore given by the undersigned is hereby revoked.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●		Please complete, sign and return this proxy whether or not you intend to attend the meeting.

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐	Please check box if you intend to attend the annual meeting in person.	☐

Signature of Shareholder                          Date                          Signature of Shareholder                          Date

Note:    Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.